Filed Pursuant to Rule 424(b)(2)
Registration No. 333-160645

CALCULATION OF REGISTRATION FEE

		Amount of
	Maximum Aggregate	Registration
Title of Each Class of Securities Offered	Offering Price	Fee(1)(2)
3.650% Senior Notes Due 2014	$500,000,000	$35,650
6.400% Senior Notes Due 2020	$1,500,000,000	$106,950
Total	$2,000,000,000	$142,600

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933 as amended (the “Securities Act”).

(2)	A registration fee of $142,600 has been paid with respect to this offering.
Prospectus Supplement
(To Prospectus dated August 9, 2010)

$2,000,000,000

American International Group, Inc.
$500,000,000 3.650% Notes Due 2014
$1,500,000,000 6.400% Notes Due 2020

We are offering $500,000,000 principal amount of our 3.650% Notes due 2014 (the “2014 Notes”) and $1,500,000,000 principal amount of our 6.400% Notes due 2020 (the “2020 Notes” and, together with the 2014 Notes, the “Notes”). The 2014 Notes will bear interest at the rate of 3.650% per annum, accruing from December 3, 2010 and payable semi-annually in arrears on each January 15 and July 15, beginning on July 15, 2011. The 2020 Notes will bear interest at the rate of 6.400% per annum, accruing from December 3, 2010 and payable semi-annually in arrears on each June 15 and December 15, beginning on June 15, 2011. The 2014 Notes will mature on January 15, 2014. The 2020 Notes will mature on December 15, 2020. The Notes will be sold in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The 2014 Notes and 2020 Notes are being offered separately and not part of a unit. The sale of either series of the Notes is not conditioned on the sale of the other series of the Notes.

We may redeem some or all of the Notes of either series at any time at the respective redemption prices described under “Description of the Notes — Optional Redemption.”

The Notes will be unsecured obligations of AIG and will rank equally with all of our other existing and future unsecured indebtedness, but will be effectively subordinated to the rights of the Federal Reserve Bank of New York, as holder of our secured debt under a credit facility, and structurally subordinated to secured and unsecured debt of our subsidiaries. Our existing obligations under the credit facility with the Federal Reserve Bank of New York, which are secured by a substantial portion of our assets, have a claim prior to the Notes with respect to the assets securing those obligations, and our subsidiaries have significant secured and unsecured debt. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system.

Investing in the Notes involves risks. Before investing in any Notes offered hereby, you should consider carefully each of the risk factors set forth in “Risk Factors” beginning on page S-8 of this prospectus supplement, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 and Item 1A. of Part I of AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including Amendment No. 1 on Form 10-K/A filed on March 31, 2010 and Amendment No. 2 on Form 10-K/A filed on August 24, 2010).

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the Notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

			Total			Total
	Per 2014		(2014	Per 2020		(2020
	Note		Notes)	Note		Notes)

Initial public offering price	99.969	%(1)	$499,845,000	99.741	%(1)	$1,496,115,000
Underwriting discount	0.250%		$1,250,000	0.625%		$9,375,000
Proceeds, before expenses, to American International Group, Inc.	99.719%		$498,595,000	99.116%		$1,486,740,000

(1)	Plus interest accrued on the Notes from December 3, 2010, if any.

The underwriters expect to deliver the Notes to investors through the book-entry facilities of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, société anonyme, on or about December 3, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays Capital	Citi	Morgan Stanley

November 30, 2010

We are responsible only for the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference therein and any related free writing prospectus issued or authorized by us. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may give you. We are offering to sell the Notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated therein by reference is accurate only as of the date on the front of those documents, regardless of the time of delivery of those documents or any sale of the Notes.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information regarding AIG’s securities, some of which do not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference therein as described under the heading “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “AIG,” “we,” “us,” “our” or similar references mean American International Group, Inc. and not its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. The information contained in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference therein is only accurate as of their respective dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus and other publicly available documents, including the documents incorporated therein by reference, may include, and AIG’s officers and representatives may from time to time make, projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things:

•	the completion of the transactions contemplated by the agreement in principle, dated September 30, 2010 (the “Recapitalization Agreement in Principle”), for a series of integrated transactions (the “Recapitalization”) with the Federal Reserve Bank of New York (“FRBNY”), the United States Department of the Treasury (“Department of the Treasury”) and the AIG Credit Facility Trust (the “Trust”);

•	the number, size, terms, cost, proceeds and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses);

•	AIG’s long-term business mix which will depend on the outcome of AIG’s asset disposition program;

•	AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets;

•	AIG’s ability to retain and motivate its employees; and

•	AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include:

•	a failure to complete the transactions contemplated by the Recapitalization Agreement in Principle;

•	developments in global credit markets; and

•	such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010; throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II,

S-ii

Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010; throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, and throughout Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part I, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2009 (including Amendment No. 1 on Form 10-K/A filed on March 31, 2010 and Amendment No. 2 on Form 10-K/A filed on August 24, 2010, collectively, the “2009 Annual Report on Form 10-K”).

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus, or information incorporated by reference in the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Notes. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of this prospectus supplement, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 and Item 1A. of Part I of AIG’s 2009 Annual Report on Form 10-K, and the documents incorporated by reference into the accompanying prospectus, which are described under “Where You Can Find More Information” in the accompanying prospectus.

American International Group, Inc.

AIG, a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s principal executive offices are located at 180 Maiden Lane, New York, New York 10038, and its main telephone number is (212) 770-7000. The Internet address for AIG’s corporate website is www.aigcorporate.com. Except for the documents referred to under “Where You Can Find More Information” which are specifically incorporated by reference into the accompanying prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus supplement or the accompanying prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

Recent Developments

Recapitalization

On September 30, 2010, AIG entered into the Recapitalization Agreement in Principle with the Department of the Treasury, the FRBNY and the Trust for the Recapitalization. The Recapitalization Agreement in Principle contemplates the Recapitalization will be completed before the end of the first quarter of 2011. The principal terms of the Recapitalization will be as follows:

•	Repayment and Termination of the FRBNY Credit Facility: The transactions constituting the Recapitalization are to occur substantially simultaneously at the closing of the Recapitalization (the “Recapitalization Closing”). At the Recapitalization Closing, AIG will repay to the FRBNY in cash all amounts owing under the credit facility with the FRBNY (the “FRBNY Credit Facility”) and the FRBNY Credit Facility will be terminated. As of October 31, 2010, the total repayment amount under the FRBNY Credit Facility was approximately $20 billion. The funds for repayment are expected to come from the net cash proceeds from the sale in a public offering of approximately 67 percent of the ordinary shares of AIA Group Limited (“AIA”) and the sale of American Life Insurance Company (“ALICO”), which closed on October 29, 2010 and November 1, 2010, respectively, and from additional funds from operations, financings and asset sales. None of these funds are expected to come from regulated subsidiaries other than through ordinary-course dividends. The net cash proceeds from the initial public offering of AIA and the sale of ALICO will be loaned to AIG (for repayment of the FRBNY Credit Facility), in the form of intercompany secured non-recourse loans, from the special purpose vehicles that hold AIA and ALICO (“SPVs”, and such loans, “SPV Intercompany Loans”).

•	Repurchase and Exchange of the SPV Preferred Interests: At the Recapitalization Closing, AIG will draw down an amount remaining available to be funded under the commitment of the Department of the Treasury (“Department of the Treasury Commitment”) pursuant to the Securities Purchase Agreement, dated as of April 17, 2009 (“Series F SPA”), between AIG and the Department of the Treasury relating to the Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (“Series F Preferred

Stock”), less any amount designated by AIG (“Series G Drawdown Right”) to be allocated to the Series G Cumulative Mandatory Convertible Preferred Stock, par value $5.00 per share (“Series G Preferred Stock”), as described below. As of October 31, 2010, the total available funding under the Department of the Treasury Commitment was approximately $22.3 billion. AIG will use the amount drawn down at the Recapitalization Closing (the “Series F Closing Drawdown Amount”) to repurchase all or a portion of the FRBNY’s preferred interests in the SPVs (“SPV Preferred Interests”) corresponding to the Series F Closing Drawdown Amount (“Transferred SPV Preferred Interests”) and transfer the Transferred SPV Preferred Interests to the Department of the Treasury in partial consideration for shares of the Series F Preferred Stock with an equivalent liquidation value as described below.

Any SPV Preferred Interests not transferred to the Department of the Treasury at the Recapitalization Closing will continue to be held by the FRBNY and will be senior to the Transferred SPV Preferred Interests held by the Department of the Treasury. In addition to the proceeds from the monetization of the remaining ordinary shares of AIA held by AIG and the MetLife securities received from the sale of ALICO after the Recapitalization Closing, AIG will use the proceeds from any sales or dispositions of its equity interests in Nan Shan Life Insurance Company, Ltd. (“Nan Shan”), AIG Star Life Insurance Co. Ltd. (“AIG Star”), AIG Edison Life Insurance Company (“AIG Edison”), International Lease Finance Corporation (“ILFC”) and AIG’s and its subsidiaries’ interests in Maiden Lane II LLC (“ML II”) and Maiden Lane III LLC (“ML III”) to repay the SPV Intercompany Loans and thereby provide funds with which the SPVs may pay down the liquidation preference of the SPV Preferred Interests remaining outstanding after the Recapitalization Closing.

•	Issuance of AIG’s Series G Preferred Stock: In connection with the Recapitalization, AIG and the Department of the Treasury will amend and restate the Series F SPA to provide for the issuance of the Series G Preferred Stock by AIG to the Department of the Treasury at the Recapitalization Closing. The right of AIG to draw on the Department of the Treasury Commitment will be terminated, and outstanding Series F Preferred Stock will be exchanged as described below.

The Series G Preferred Stock will initially have an aggregate liquidation preference equal to at least the amount of funds, if any, drawn down by AIG under the Series F SPA after September 30, 2010 but before the Recapitalization Closing. From the Recapitalization Closing until March 31, 2012, AIG may draw down funds under the Series G Drawdown Right to be used for general corporate purposes, which will increase the aggregate liquidation preference of the Series G Preferred Stock. AIG generally may draw down funds up to the $2 billion that may be designated by AIG prior to the Recapitalization Closing. This drawdown right will be subject to terms and conditions substantially similar to those in the current Series F SPA, except that there will be no condition that the Trust and the Department of the Treasury own over 50 percent of AIG’s voting securities.

Dividends on the Series G Preferred Stock will be payable on a cumulative basis at a rate per annum of 5 percent, compounded quarterly, of the aggregate liquidation preference of the Series G Preferred Stock.

The available funding under the Series G Drawdown Right that may be used for general corporate purposes will generally be reduced by the amount of net proceeds of future AIG equity offerings. If the FRBNY continues to hold any SPV Preferred Interests at the time when any such net proceeds are realized, any amount by which the generally available funding under the Series G Drawdown Right is reduced will instead be drawn by AIG and used to repurchase a corresponding amount of SPV Preferred Interests from the FRBNY, which will then be transferred to the Department of the Treasury to repay the draw in the same manner as at the Recapitalization Closing. If the net proceeds of future AIG equity offerings exceed the available funding under the Series G Drawdown Right, AIG will be required to use such excess net proceeds to effect a repurchase and transfer of the SPV Preferred Interests from the FRBNY to the Department of the Treasury as described above or if the FRBNY does not then hold SPV Preferred Interests, to pay down the liquidation preference on the Series G Preferred Stock.

AIG may not directly redeem the Series G Preferred Stock or use cash to reduce its liquidation preference while the FRBNY continues to hold any SPV Preferred Interests, but AIG will have the right to use cash to repurchase a corresponding amount of SPV Preferred Interests from the FRBNY, which will then be transferred to the Department of the Treasury and will accordingly reduce the Series G Preferred Stock Drawdown Right. If the FRBNY no longer holds SPV Preferred Interests, AIG may use cash to reduce the Series G Preferred Stock Drawdown Right or the Series G Preferred Stock will be redeemable in cash at AIG’s option, at the liquidation preference plus accrued and unpaid dividends.

If the FRBNY continues to hold any SPV Preferred Interests on March 31, 2012, AIG will draw down all remaining available funds under the Series G Drawdown Right to the extent of the remaining aggregate liquidation preference of those SPV Preferred Interests (or the full remaining available amount, if less). Such funds will also be used to repurchase SPV Preferred Interests to be transferred to the Department of the Treasury to repay the draw as described above. If, after giving effect to the foregoing, the Series G Preferred Stock has an outstanding aggregate liquidation preference on March 31, 2012, it will be converted into a number of shares of AIG common stock, par value $2.50 per share (“AIG Common Stock”), equal to the aggregate liquidation preference plus accrued and unpaid dividends divided by the lesser of $29.29 and 80 percent of the volume weighted average price of AIG Common Stock over a measurement period prior to the Recapitalization Closing.

•	Exchange of Series C, E and F Preferred Stock for AIG Common Stock: At the Recapitalization Closing, (i) the shares of the Series C Perpetual, Convertible, Participating Preferred Stock, par value $5.00 per share (“Series C Preferred Stock”), held by the Trust will be exchanged for approximately 562.9 million shares of AIG Common Stock, which will be distributed to the Department of the Treasury; (ii) the shares of the Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (“Series E Preferred Stock”), held by the Department of the Treasury will be exchanged for approximately 924.5 million shares of AIG Common Stock; and (iii) the shares of the Series F Preferred Stock held by the Department of the Treasury will be exchanged for (a) the Transferred SPV Preferred Interests (as described above), (b) newly issued shares of the Series G Preferred Stock and (c) approximately 167.6 million shares of AIG Common Stock. After completing the Recapitalization, the Department of the Treasury will hold approximately 1.655 billion shares of newly issued AIG Common Stock, representing ownership of approximately 92.1 percent of the AIG Common Stock that will be outstanding as of the Recapitalization Closing.

AIG will agree to grant to the Department of the Treasury registration rights with respect to the shares of AIG Common Stock issued at the Recapitalization Closing on terms substantially consistent with those relating to the Series C Preferred Stock, subject to appropriate modifications relating to AIG’s obligation to undertake an equity offering, including appropriate lock-up arrangements and restrictions on the exercise of registration rights by transferees.

•	Issuance to AIG’s Shareholders of Warrants to Purchase AIG Common Stock: Immediately after the Recapitalization Closing, AIG will issue to the holders of AIG Common Stock prior to the Recapitalization Closing, by means of a dividend, 10-year warrants to purchase up to 75 million shares of AIG Common Stock in the aggregate at an exercise price of $45.00 per share.

•	Exchange of Equity Units: On October 8, 2010, AIG commenced a registered exchange offer (the “Exchange Offer”) in which it offered shares of AIG Common Stock and cash for AIG’s equity units mandatorily exchangeable for shares of AIG Common Stock that it previously issued in May 2008. The Exchange Offer expired on November 23, 2010; 49,474,600 equity units in the form of corporate units were validly tendered and accepted in the Exchange Offer. Accordingly, 4,881,667 shares of AIG Common Stock were issued, and $161.8 million in cash was paid, at the closing of the Exchange Offer on November 29, 2010.

•	The Department of the Treasury’s Outstanding Warrants: The outstanding warrants currently held by the Department of the Treasury will remain outstanding following the Recapitalization, but no adjustment will be made to the terms of the warrants as a result of the Recapitalization.

These transactions contemplated by the Recapitalization are subject to the negotiation and execution of definitive documentation, whose terms may differ from those described above, and include the following material conditions:

•	the Recapitalization transactions will generate aggregate proceeds sufficient to repay all amounts owing under the FRBNY Credit Facility;

•	the FRBNY will not hold SPV Preferred Interests having an aggregate liquidation preference in excess of $6 billion;

•	AIG and the primary insurance companies of Chartis and SunAmerica Financial Group shall have rating profiles reasonably acceptable to the FRBNY, the Department of the Treasury, the Trust and AIG;

•	AIG shall have in place at the Recapitalization Closing available cash and third-party financing commitments in amounts and on terms reasonably acceptable to the FRBNY, the Department of the Treasury and AIG;

•	AIG shall have achieved its year-end 2010 targets for the de-risking of AIG Financial Products Corp. and AIG Trading Group Inc. and their respective subsidiaries (collectively, “AIGFP”); and

•	shareholder, regulatory and other customary approvals.

Sales of Businesses and Specific Asset Dispositions

AIA Initial Public Offering

On October 29, 2010, AIG completed an initial public offering of 8.08 billion ordinary shares of AIA for aggregate gross proceeds of approximately $20.51 billion. Upon completion of the initial public offering, AIG owned approximately 33 percent of AIA’s outstanding shares. Under the terms of an agreement with the underwriters, AIG is precluded from selling or hedging any of its remaining shares of AIA until October 18, 2011 and more than half of its remaining shares of AIA until April 18, 2012 without the prior written consent of the underwriters. At October 29, 2010, the fair value of AIG’s retained interest in AIA was approximately $11.8 billion.

Under the Recapitalization Agreement in Principle, net cash proceeds from the AIA public offering will be held in escrow pending the Recapitalization Closing of the transactions contemplated by the Recapitalization Agreement in Principle. Upon the Closing, these cash proceeds will be loaned by AIA SPV to AIG and will be used to repay amounts owing under the FRBNY Credit Facility. If the transactions contemplated by the Recapitalization Agreement in Principle are not completed, AIG expects that the net proceeds would instead be used to pay down the liquidation preference of the AIA SPV Preferred Interests held by the FRBNY, including preferred returns. AIG expects that, unless otherwise agreed with the FRBNY, any excess would then be used to repay any outstanding debt under the FRBNY Credit Facility.

ALICO Sale

On March 7, 2010, AIG and ALICO Holdings LLC (“ALICO SPV”), a special purpose vehicle formed by AIG, entered into a definitive agreement with MetLife, Inc. (“MetLife”) for the sale of ALICO by ALICO SPV to MetLife, and the sale of Delaware American Life Insurance Company by AIG to MetLife, for consideration then valued at approximately $15.5 billion, consisting of $6.8 billion in cash and the remainder in equity securities of MetLife, subject to closing adjustments. The ALICO sale closed on November 1, 2010. The fair market value of the consideration at closing was approximately $16.2 billion.

On the closing date, as consideration for the ALICO sale, ALICO SPV received net cash consideration of $7.2 billion (which included an upward price adjustment of approximately $400 million pursuant to the terms of the ALICO stock purchase agreement), 78,239,712 shares of MetLife common stock, 6,857,000 shares of newly issued MetLife participating preferred stock convertible into 68,570,000 shares of MetLife common stock upon the approval of MetLife shareholders, and 40,000,000 equity units of MetLife with an aggregate stated value of $3.0 billion. AIG intends to monetize these MetLife securities over time, subject to market conditions, following the lapse of agreed-upon minimum holding periods. AIG expects to record a material gain on the transaction in the fourth quarter of 2010.

Under the Recapitalization Agreement in Principle, net cash proceeds from the ALICO sale will be held in escrow pending the Recapitalization Closing. Upon the Recapitalization Closing, these cash proceeds will be loaned by ALICO SPV to AIG and will be used to repay amounts owing under the FRBNY Credit Facility. If the transactions contemplated by the Recapitalization Agreement in Principle are not completed, AIG expects that the cash proceeds would instead be paid to the FRBNY in its capacity as holder of preferred interests in ALICO SPV to reduce the aggregate outstanding liquidation preference of those preferred interests.

Prior to conversion into MetLife common stock, the MetLife participating preferred stock will be entitled to dividends equivalent, on an as-converted basis, to those that may be declared from time to time on MetLife common stock.

Each of the equity units of MetLife has an initial stated amount of $75 and consists of an ownership interest in three series of senior debt securities of MetLife and three stock purchase contracts with a weighted average life of approximately three years. The stock purchase contracts obligate the holder of an equity unit to purchase, and obligate MetLife to sell, a number of shares of MetLife common stock that will be determined based on the market price of MetLife common stock at the scheduled settlement dates under the stock purchase contracts (a minimum of 67,764,000 shares and a maximum of 84,696,000 shares in the aggregate for all equity units, subject to anti-dilution adjustments). The equity units provide for the remarketing of the senior debt securities to fund the purchase price of the MetLife common stock. They also entitle the holder to receive interest payments on the senior debt securities and deferrable contract payments at a combined rate equal to 5% of their stated amount.

The equity units have been placed in escrow as collateral to secure payments, if any, in respect of indemnity obligations owed by ALICO SPV to MetLife under the ALICO stock purchase agreement and other transaction agreements. The escrow collateral will be released to ALICO SPV over a 30-month period, to the extent not used to make indemnity payments or to secure pending indemnity claims submitted by MetLife.

AGF Sale

On August 10, 2010, AIG entered into a definitive agreement to sell 80 percent of American General Finance Inc. (“AGF”) for $125 million. AIG will retain economic interests of 20 percent in the remaining AGF business and 16 percent of the voting rights. The transaction closed on November 30, 2010.

AIG Star and AIG Edison Sale

On September 29, 2010, AIG entered into a definitive agreement with Prudential Financial, Inc. for the sale of its Japan-based insurance subsidiaries, AIG Star and AIG Edison, for total consideration of $4.8 billion, less the principal balance of certain outstanding debt owed by AIG Star and AIG Edison as of the closing date. As of September 30, 2010, the outstanding principal balance of the debt approximated $0.6 billion. The transaction is expected to close by the end of the first quarter of 2011, subject to regulatory approvals and customary closing conditions.

Health Condition of AIG’s Chief Executive Officer

As previously announced, Robert Benmosche, President and Chief Executive Officer of AIG, has been diagnosed with cancer and is undergoing aggressive chemotherapy. Mr. Benmosche continues to work a normal schedule and AIG’s board of directors continues to assume that he will remain CEO until AIG completes repayment of its taxpayer obligations. Nevertheless, the board has reviewed AIG’s succession planning process and has determined that in the event that Mr. Benmosche were to become unwilling or unable to continue to effectively serve in his current role, AIG’s Chairman, Robert S. Miller, would step in as interim CEO for as long as it takes to identify and select a long-term replacement.

Summary of the Offering

The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more detailed description of the Notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of Debt Securities AIG May Offer” in the accompanying prospectus.

Issuer	American International Group, Inc.

Notes Offered	$500,000,000 principal amount of 3.650% Notes due 2014 (the “2014 Notes”)

$1,500,000,000 principal amount of 6.400% Notes due 2020 (the “2020 Notes”)

Maturity Date	The 2014 Notes will mature on January 15, 2014.

The 2020 Notes will mature on December 15, 2020.

Interest Rate and Payment Dates	The 2014 Notes will bear interest at the rate of 3.650% per annum payable semi-annually in arrears on each January 15 and July 15, beginning on July 15, 2011, and at maturity.

The 2020 Notes will bear interest at the rate of 6.400% per annum payable semi-annually in arrears on each June 15 and December 15, beginning on June 15, 2011, and at maturity.

Form and Denomination	The Notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking	The Notes will be unsecured obligations of American International Group, Inc. and will rank equally with all of our other existing and future unsecured indebtedness, but will be effectively subordinated to the rights of the FRBNY, as holder of our secured debt, and structurally subordinated to the secured and unsecured debt of our subsidiaries. Our existing obligations under the FRBNY Credit Facility, which are secured by a substantial portion of our assets, have a claim prior to the Notes with respect to the assets securing those obligations, and our subsidiaries have significant secured and unsecured debt.

Optional Redemption	We may redeem the Notes of either series, in whole or in part, at any time at our option prior to maturity at a price equal to the greater of (i) the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Notes of such series to be redeemed discounted to the date of redemption as described on page S-18 under “Description of the Notes — Optional Redemption,” plus, in each case, accrued and unpaid interest to but excluding the date of the redemption.

Covenants	The terms of each series of Notes and the indenture governing such series of Notes limit our ability and the ability of certain of our subsidiaries to incur certain liens without equally and ratably securing such series of Notes. See “Description of the Notes — Limitation on Liens Covenant” for a further discussion. Other than this covenant, the terms of the Notes will contain limited protections for holders of the Notes. In particular, the Notes will not place any restrictions on our or our subsidiaries’ ability to:

• engage in a change of control transaction;

• subject to the covenant discussed under “Description of the Notes — Limitation on Liens Covenant”, issue secured debt or secure existing unsecured debt;

• issue debt securities or otherwise incur additional unsecured indebtedness or other obligations;

• purchase or redeem or make any payments in respect of capital stock or other securities ranking junior in right of payment to the Notes;

• sell assets; or

• enter into transactions with related parties.

Use of Proceeds	Net proceeds to us will be approximately $1.98 billion after deducting underwriting discounts and commissions and estimated offering expenses payable by us. As agreed with the FRBNY, we intend to use the net proceeds from this offering for general corporate purposes.

Further Issuances	We may create and issue further notes ranking equally and ratably with either series of Notes in all respects, on the same terms and conditions (except that the issue price and issue date may vary), so that such further notes will constitute and form a single series with such series of Notes being offered by this prospectus supplement.

Listing	We are not applying to list the Notes on any securities exchange or to include the Notes in any automated quotation system.

Trustee and Paying Agent	The trustee and paying agent for each series of Notes is The Bank of New York Mellon.

Governing Law	The indenture and the supplemental indentures under which the Notes are being issued and the Notes will be governed by the laws of the State of New York.

Risk Factors	Investing in the Notes involves risks. You should consider carefully all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. In particular, you should consider carefully the specific risk factors described in “Risk Factors” beginning on page S-8 of this prospectus supplement, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, and Item 1A. of Part I of AIG’s 2009 Annual Report on Form 10-K, before purchasing any Notes.

RISK FACTORS

An investment in the Notes involves certain risks. You should carefully consider the risks described below and in Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 and Item 1A. of Part I of AIG’s 2009 Annual Report on Form 10-K, as well as other information included, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, before purchasing any Notes. Events relating to any of the following risks, or other risks and uncertainties, could seriously harm our business, financial condition and results of operations. In such a case, the trading value of the Notes could decline, or we may be unable to meet our obligations under the Notes, which in turn could cause you to lose all or part of your investment.

Risks Relating to Our Business and Capital Structure

We depend on the support of the U.S. government. It is uncertain whether we will be able to develop and implement adequate restructuring initiatives, which businesses will remain part of our operations and whether we will succeed in operating without the support of the U.S. government.

We have been significantly and adversely affected by the market turmoil in late 2008 and early 2009 and have entered into several important support transactions and relationships with the FRBNY and the Department of the Treasury. As a result, we are controlled by the AIG Credit Facility Trust, a trust for the sole benefit of the Department of the Treasury (the “Trust”), and depend on the commitment by the U.S. government to continue to work with us to maintain our ability to meet our obligations as they come due. The report of our independent registered public accounting firm included in our Current Report on Form 8-K filed on November 5, 2010, relating to our consolidated financial statements, financial statement schedules and internal control over financial reporting, contained an explanatory paragraph relating to our dependence upon the continued financial support of the U.S. government.

Since September 2008, we have been working to protect and enhance the value of our key businesses, execute an orderly asset disposition plan, and position ourselves for the future. At the end of September 2010, we entered into the Recapitalization Agreement in Principle. Priorities that we are focused on in this regard include, among other things, entering into definitive agreements relating to the Recapitalization and implementing the definitive agreements to consummate the Recapitalization; continuing the stabilization and strengthening of our business; executing on our plans to complete the pending sales transactions for Nan Shan, AGF, AIG Star and AIG Edison and addressing the potential for delays in asset dispositions and reduction in the anticipated proceeds therefrom; addressing our highly leveraged capital structure; and continuing the wind-down of our exposure to derivatives trading activities, particularly in regard to AIGFP.

Numerous factors, many of which are outside our control, could impair our ability to implement these plans. No assurance can be given that we will be able to successfully implement the Recapitalization. If we are successful in implementing some or all of the transactions related to the Recapitalization, it is uncertain which businesses will remain part of our operations and whether we will be able to operate successfully without the support of the U.S. government. In addition, a cessation of government support could in certain circumstances cause our current credit and financial strength ratings to decline.

The execution of the Recapitalization is subject to various risks and uncertainties.

The Recapitalization Agreement in Principle contemplates the negotiation and execution of definitive agreements relating to a number of transactions involving multiple parties. No assurance can be given that we, the FRBNY, the Department of the Treasury and the Trust will be able to agree on definitive documentation or that the transactions set forth in the definitive documentation will be substantially the same as those contemplated by the Recapitalization Agreement in Principle.

Even if definitive documentation is executed, numerous factors, many of which are outside of our control, could impair our ability to implement or complete the Recapitalization. In particular, our ability to effect the Recapitalization will be subject to a number of conditions, including regulatory approvals and other third-party approvals and satisfactory rating profiles from rating agencies. The Recapitalization could be adversely affected by, among other things:

•	an inability to complete our asset disposition plan, including the sales of our interests in AIG Star and AIG Edison;

•	an inability to secure third-party financing commitments;

•	declines in our asset values and deterioration in our businesses; and

•	an inability to obtain necessary regulatory or other third-party approvals or consents for the proposed transactions.

No assurance can be given that we will be able to meet the conditions to the completion of the Recapitalization or to otherwise successfully implement the Recapitalization.

The complexity of executing the Recapitalization, combined with the challenges of operating our businesses in the current environment, could place further stress on our internal controls, increase our costs and divert the attention of our management and employees from their normal duties, all of which may adversely affect our business, both in terms of operations and ability to focus on and retain customers. The execution of the Recapitalization has introduced a large number of complex and non-standard transactions that are placing a strain on existing resources, systems and communication channels.

If we are not able to complete the Recapitalization, it is unclear how our businesses, operations and liquidity will be affected. A failure to complete the Recapitalization could result in, among other things, a reduced level of support from the U.S. government, ratings downgrades and a loss in confidence in us by customers. As a result, a failure to complete the Recapitalization could have a material adverse effect on our businesses, operations and liquidity.

The issuance of the shares of AIG Common Stock to the Department of the Treasury may have adverse consequences for us and our subsidiaries with regulators and contract counterparties.

The issuance of the shares of AIG Common Stock to the Department of the Treasury in the Recapitalization may result in a change of control of us. A change of control of us triggers notice, approval and/or other regulatory requirements in many of the more than 130 countries and jurisdictions in which we and our subsidiaries operate. In light of the large number of jurisdictions in which we and our subsidiaries operate and the complexity of assessing and addressing the regulatory requirements in each of the relevant jurisdictions, we may be unable to obtain all regulatory consents or approvals that may be required in connection with the Recapitalization.

We and our subsidiaries are also parties to various contracts and other agreements that may be affected or terminated as a result of a change of control of us.

Our ability to support our subsidiaries is limited.

Historically, we have provided capital and liquidity to our subsidiaries to maintain regulatory capital ratios, comply with rating agency requirements and meet unexpected cash flow obligations. More recently, we have relied on the FRBNY Credit Facility and the Department of the Treasury Commitment to meet these needs, given our inability to access our traditional sources of liquidity, including the public debt markets, since the third quarter of 2008. This limited access to liquidity may reduce or prevent us from providing support to our subsidiaries. If we are unable to provide support to a subsidiary having an immediate capital or liquidity need, the subsidiary could become insolvent or, in the case of an insurance subsidiary or other regulated entity, could be seized by its regulator.

Certain investments our subsidiaries hold are illiquid and/or are difficult to sell, or to sell in significant amounts or at acceptable prices, to generate cash to meet their needs.

Our subsidiaries’ investments in certain securities, including certain fixed income securities and certain structured securities, private equity securities, investment partnerships, mortgage loans, flight equipment, finance receivables and real estate, are illiquid or may not be disposed of quickly. These asset classes represented approximately 28% of the carrying value of our total consolidated cash and invested assets at September 30, 2010. In addition, the steep decline in the U.S. real estate market and tight credit markets materially adversely affected the liquidity of our other securities portfolios, including our residential and commercial mortgage-related securities and investment portfolios. If one or more of our subsidiaries requires additional liquidity beyond what can be provided through cash generated by operations or the sale or monetization of their more liquid assets, it may be difficult to generate additional liquidity by selling, pledging or otherwise monetizing the less liquid investments.

If we cannot maintain our current credit and financial strength ratings, it would have an adverse effect on our business, financial condition, results of operations and liquidity.

Adverse ratings actions regarding our long-term debt ratings by the major rating agencies would require us to post a substantial amount of additional collateral payments pursuant to, and/or permit the termination of, derivative transactions to which AIGFP is a party, which could further adversely affect our business and our consolidated results of operations, financial condition and liquidity. Additional obligations to post collateral or the costs of assignment, termination or obtaining alternative credit could significantly reduce the amounts then available under the FRBNY Credit Facility and the Department of the Treasury Commitment. In the event of a further downgrade of our long-term senior debt ratings, AIGFP would be required to post additional collateral, and certain of AIGFP’s counterparties would be permitted to elect early termination of contracts. In addition, consummation of the Recapitalization is conditioned on our rating profile (and that of Chartis and SunAmerica) being reasonably acceptable to us, the FRBNY, the Department of Treasury and the Trust.

It is estimated that at September 30, 2010, based on our outstanding financial derivative transactions, including those of AIGFP at that date, a one-notch downgrade of our long-term senior debt ratings to Baa1 by Moody’s Investors Service (“Moody’s”) and BBB+ by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”), would permit counterparties to make additional collateral calls and permit the counterparties to elect early termination of contracts, resulting in up to approximately $1.2 billion of corresponding collateral postings and termination payments; a two-notch downgrade to Baa2 by Moody’s and BBB by S&P would result in approximately $1.2 billion in additional collateral postings and termination payments above the one-notch downgrade amount; and a three-notch downgrade to Baa3 by Moody’s and BBB- by S&P would result in approximately $0.2 billion in additional collateral postings and termination payments above the two-notch downgrade amount. Additional collateral postings upon downgrade are estimated based on the factors in the individual collateral posting provisions of the Credit Support Annex with each counterparty and current exposure as of September 30, 2010. Factors considered in estimating the termination payments upon downgrade include current market conditions, the complexity of the derivative transactions, historical termination experience and other observable market events such as bankruptcy and downgrade events that have occurred at other companies. Management’s estimates are also based on the assumption that counterparties will terminate based on their net exposure to us. The actual termination payments could significantly differ from management’s estimates given market conditions at the time of downgrade and the level of uncertainty in estimating both the number of counterparties who may elect to exercise their right to terminate and the payment that may be triggered in connection with any such exercise.

Adverse rating actions could result in further reductions in credit limits extended to us and in a decline in the number of counterparties willing to transact with us or our subsidiaries.  To appropriately manage risk, we need trading counterparties willing to extend sufficient credit limits to purchase and sell securities, commodities and other assets, as well as to conduct hedging activities. To the extent that counterparties are unwilling to trade with or to extend adequate credit limits to us or our subsidiaries, we could be exposed to open positions or other unhedged risks, resulting in increased volatility of results and increased losses.

A downgrade in the Insurer Financial Strength ratings of our insurance companies could prevent the companies from writing new business and retaining customers and business.  Insurer Financial Strength ratings are an important factor in establishing the competitive position of insurance companies. Insurer Financial Strength ratings measure an insurance company’s ability to meet its obligations to contract holders and policyholders, help maintain public confidence in a company’s products, facilitate marketing of products and enhance a company’s competitive position. Further downgrades of the Insurer Financial Strength ratings of our insurance companies may prevent these companies from offering products and services or result in increased policy cancellations or termination of assumed reinsurance contracts. Moreover, a downgrade in our credit ratings may, under credit rating agency policies concerning the relationship between parent and subsidiary ratings, result in a downgrade of the Insurer Financial Strength ratings of our insurance subsidiaries.

Borrowings available to us under the FRBNY Credit Facility and drawdowns under the Department of the Treasury Commitment or, after the completion of the Recapitalization, the available funds under then-existing arrangements with the U.S. government and from third parties, may not be sufficient to meet our funding needs and additional financing may not be available or could be prohibitively expensive.

The inability of our subsidiaries to raise sufficient liquidity to meet their obligations without support from us, additional collateral calls, deterioration in investment portfolios affecting statutory surplus, high surrenders of annuity and other policies, further downgrades in our credit ratings, catastrophe losses or reserve strengthening, or a further deterioration in AIGFP’s remaining super senior credit default swap portfolio could cause us to require additional funding in excess of the borrowings available under the FRBNY Credit Facility and available drawdowns on the Department of the Treasury Commitment, or after the completion of the Recapitalization, the available funds under then-existing arrangements with the U.S. government and from third parties. In that event, we would be required to find additional financing and new financing sources. Such financing could be difficult, if not impossible, to obtain and, if available, very expensive, and additional funding from the FRBNY, the Department of the Treasury or other government sources may not be available. If we are unable to obtain sufficient financing to meet our liquidity needs, we could become insolvent.

The FRBNY Credit Agreement includes financial and other covenants that impose restrictions on our financial and business operations.

The FRBNY Credit Agreement requires us to maintain a minimum aggregate liquidity level and restricts our ability to make certain capital expenditures. The FRBNY Credit Agreement also restricts our ability and the ability of our restricted subsidiaries to incur additional indebtedness, incur liens, merge, consolidate, sell assets, enter into hedging transactions outside the normal course of business, or pay dividends. These covenants could restrict our business and thereby adversely affect our results of operations or financial condition. Moreover, if we fail to comply with the covenants in the FRBNY Credit Agreement and are unable to obtain a waiver or amendment, an event of default would result. If an event of default were to occur, the FRBNY could, among other things, declare outstanding borrowings under the FRBNY Credit Agreement immediately due and payable and enforce its security interest in our pledged collateral. In addition, an event of default or declaration of acceleration under the FRBNY Credit Agreement could also result in an event of default under our other agreements. In such an event, we would likely not have sufficient liquid assets to meet our obligations under such agreements and could become insolvent.

As part of the Recapitalization, we may enter into credit facilities or other financing arrangements with the third parties, which may include financial and other covenants that impose restrictions on our financial and business operations.

In connection with the Recapitalization, we will seek third-party financing commitments in amounts and on terms reasonably acceptable to the FRBNY, the Department of the Treasury and us. Such third-party financing commitments may impose restrictions on our financial and business operations, such as covenants restricting our ability and the ability of certain of our subsidiaries to incur additional indebtedness, incur liens, merge, consolidate and sell assets. In addition, such third-party financing commitments may also require us to maintain certain financial ratios or conditions. These covenants could restrict our business and thereby adversely affect our results of operations or financial condition.

Risks Relating to the Notes

The Notes will be unsecured and effectively subordinated to the rights of the FRBNY under the FRBNY Credit Facility.

The Notes will be our unsecured obligations ranking effectively junior to our existing and future secured indebtedness under the FRBNY Credit Facility and the related guarantee and pledge agreement among us, our subsidiary guarantors and the FRBNY. The Notes will be effectively subordinated to our indebtedness under the FRBNY Credit Facility to the extent of the value of the collateral securing such indebtedness to the FRBNY.

As of September 30, 2010, we had $20.470 billion of senior secured indebtedness outstanding under the FRBNY Credit Facility, which indebtedness is secured by pledges of the capital stock and assets of certain of our subsidiaries, subject to exclusions of certain property. Such pledge covers a significant amount of our assets. In addition, we are able to borrow $14.887 billion as additional senior secured indebtedness under the FRBNY Credit Facility, subject to the same pledges. Your Notes will be effectively subordinated to any such additional secured indebtedness, as well as any future secured debt we may incur.

If we were unable to repay indebtedness or meet other obligations under the FRBNY Credit Facility, the FRBNY would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. In such an event, it is likely that we would not have sufficient funds to pay amounts due on the Notes.

If we are declared bankrupt, become insolvent or are liquidated or reorganized, holders of our secured debt, including the FRBNY, will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such debt, and any of our secured indebtedness will be entitled to be paid in full from our assets or the pledged assets of the guarantors securing that indebtedness before any payment may be made with respect to the Notes. Holders of the Notes will participate ratably in our remaining assets with all holders of any unsecured indebtedness that does not rank junior to the Notes, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the Notes. As a result, holders of the Notes would likely receive less, ratably, than holders of secured indebtedness.

A trust for the sole benefit of the Department of the Treasury is our controlling shareholder and may have interests inconsistent with the holders of the Notes.

The Trust, which is for the sole benefit of the Department of the Treasury and overseen by three trustees unrelated to us, holds a controlling interest in us. As the sole holder of our Series C Preferred Stock, the Trust has approximately 79% of the voting power of AIG Common Stock, and, if the Recapitalization is completed substantially as contemplated by the Recapitalization Agreement in Principle, the Department of the Treasury will have more than 92% of the voting power of AIG Common Stock. The interests of the Trust may not be the same as those of the holders of the Notes. The Trust may take actions to protect the interests of the FRBNY under the FRBNY Credit Facility or the Department of the Treasury, as holder of our Series E Preferred Stock and Series F Preferred Stock, that adversely affect the interest of the holders of the Notes.

For example, as a result of its ownership of the Series C Preferred Stock, the Trust is able, subject to the terms of the Trust Agreement under which the Trust has been formed (the “Trust Agreement”) and the Series C Preferred Stock, to elect all of our directors and is able, to the extent permitted by law, to control the vote on substantially all matters, including approval of mergers or other business combinations, a sale of all or substantially all of our assets, and other matters that might be favorable to the FRBNY or the Department of the Treasury, but not to the holders of the Notes.

The Trust may also, subject to the terms of the Trust Agreement and applicable securities laws, transfer all, or a portion of, the Series C Preferred Stock to another person or entity and, in the event of such a transfer, that person or entity could become the controlling shareholder. The terms of the Notes do not prevent the Trust from transferring control of us to another person. See “— The terms of the Notes contain limited protection for holders of the Notes” for a further discussion of the limited protection provided to holders of the Notes.

The terms of the Notes contain limited protection for holders of the Notes.

The indenture under which the Notes will be issued and the terms of the Notes offer limited protection to holders of the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	engage in a change of control transaction;

•	subject to the covenant discussed under “Description of the Notes — Limitation on Liens Covenant”, issue secured debt or secure existing unsecured debt;

•	issue debt securities or otherwise incur additional unsecured indebtedness or other obligations;

•	purchase or redeem or make any payments in respect of capital stock or other securities ranking junior in right of payment to the Notes;

•	sell assets; or

•	enter into transactions with related parties, including the Trust, the Department of the Treasury and the FRBNY.

Furthermore, the terms of the indenture and the Notes will not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition or results of operations, as they will not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity. In addition, the Notes do not provide for a step-up in interest on, or any other protection against, a decline in our credit ratings, or any special protection in the event that the Recapitalization is not consummated.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the indenture or the Notes could negatively affect the value of the Notes.

We and our subsidiaries have significant leverage and debt obligations, payments on the Notes will depend on receipt of dividends and distributions from our subsidiaries, and the Notes will be structurally subordinated to the existing and future indebtedness of our subsidiaries.

We are a holding company and we conduct substantially all of our operations through subsidiaries. We are also permitted, subject to certain restrictions under our existing indebtedness, to obtain additional long-term debt and working capital lines of credit to meet future financing needs. This would have the effect of increasing our total leverage. Furthermore, subject to the covenant discussed under “Description of the Notes — Limitation on Liens Covenant”, the indenture relating to the Notes does not prohibit us or our subsidiaries from incurring additional secured or unsecured indebtedness. As of September 30, 2010, after giving effect to the offering of the Notes, we would have had approximately $115.889 billion of consolidated debt (including approximately $34.938 billion of subsidiary debt obligations not guaranteed by us), and the ability to borrow additional amounts of approximately $14.887 billion under the FRBNY Credit Facility.

We depend on dividends, distributions and other payments from our subsidiaries to fund payments on the Notes. Further, the majority of our investments are held by our regulated subsidiaries. In light of our current financial situation and the retained deficit resulting from the losses recorded in recent quarters, certain of our regulated subsidiaries have been restricted from making dividend payments, or advancing funds, to us, and we expect these restrictions to continue. In the case of subsidiaries not currently subject to these restrictions, these subsidiaries may be limited in their ability to make dividend payments or advance funds to us in the future because of the need to support their own capital levels.

Our right to participate in any distribution of assets from any subsidiary upon the subsidiary’s liquidation or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. To the extent that we are a creditor of a subsidiary, our claims would be subordinated to any security interest in the assets of that subsidiary and/or any indebtedness of that subsidiary senior to that held by us. As a result, the Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. You should look only to our assets as the source of payment for the Notes, and not those of our subsidiaries.

The trading market for the Notes may be limited and you may be unable to sell your Notes at a price that you deem sufficient.

The Notes being offered by this prospectus supplement are new issues of securities for which there is currently no active trading market. We do not intend to list the Notes on any securities exchange or include the Notes in any automated quotation system. The underwriters currently intend, but are not obligated, to make a market for the Notes. As a result, an active trading market for the Notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your Notes at their fair market value or at all.

Whether or not a trading market for the Notes develops, neither we nor the underwriters can provide any assurance about the market price of the Notes. Several factors, many of which are beyond our control, might influence the market value of the Notes, including:

•	actions by the Trust, the FRBNY and the Department of the Treasury;

•	whether the Recapitalization is completed substantially as contemplated by the Recapitalization Agreement in Principle or at all;

•	our creditworthiness and financial condition;

•	actions by credit rating agencies;

•	the market for similar securities;

•	prevailing interest rates; and

•	economic, financial, geopolitical, regulatory and judicial events that affect us, the industries and markets in which we are doing business, and the financial markets generally.

Financial market conditions and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes.

As a result of one or more of those factors, the Notes that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to the price that the investor paid for the Notes.

USE OF PROCEEDS

The net proceeds to us from the sale of the Notes, after deduction of underwriting discounts and commissions and estimated offering expenses payable by us, are anticipated to be approximately $1.98 billion. As agreed with the FRBNY, we intend to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of September 30, 2010:

•	on an actual basis; and

•	as adjusted to give effect to the offering of the Notes, see “Use of Proceeds”.

The following table does not reflect the initial public offering of AIA, the sale of ALICO, sales of other subsidiaries subsequent to September 30, 2010 or the closing of the Exchange Offer and does not give effect to the Recapitalization, or the remarketing or mandatory conversion of the equity units following the Exchange Offer. You should read the information in this table together with our consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, and the information in our pro forma financial statements included in our Current Report on Form 8-K filed on November 16, 2010, both of which are incorporated by reference in the accompanying prospectus.

	At September 30, 2010
		As Adjusted
		for the Issuance
	Actual	of the Notes(1)
	(In millions, except share data)

Cash	$1,668	$3,652

Debt:
Debt issued or guaranteed by AIG
FRBNY	$20,470	$20,470
2014 Notes	—	500
2020 Notes	—	1,500
Junior Subordinated Debt	11,808	11,808
Junior Subordinated Debt attributable to equity units	5,880	5,880
Other	11,404	11,404
Borrowings supported by assets:
MIP matched notes and bonds payable	12,052	12,052
Series AIGFP matched notes and bonds payable	4,037	4,037
AIG Financial Products	13,300	13,300
Debt not guaranteed by AIG:
International Lease Finance	30,126	30,126
American General Finance	—	—
Other	4,812	4,812

Total debt	$113,889	$115,889

Shareholders’ equity:
Preferred stock
Series E; $5.00 par value; shares issued: 400,000, at aggregate liquidation value	$41,605	$41,605
Series F; $5.00 par value; shares issued: 300,000, aggregate liquidation value: $7,543	7,378	7,378
Series C; $5.00 par value; shares issued: 100,000, aggregate liquidation value: $0.5	23,000	23,000
Common stock, $2.50 par value; 5,000,000,000 shares authorized; shares issued: 141,799,335	354	354
Treasury stock, at cost; 6,660,908 shares of common stock	(873)	(873)
Additional paid-in capital	5,864	5,864
Accumulated deficit	(14,486)	(14,486)
Accumulated other comprehensive income	18,000	18,000

Total AIG shareholders’ equity	$80,842	$80,842
Noncontrolling interests	27,871	27,871

Total equity	$108,713	$108,713

Total capitalization	$222,602	$224,602

(1)	Reflects net proceeds of approximately $1.98 billion, after deduction of underwriting discounts and commissions and estimated offering expenses payable by us.

DESCRIPTION OF THE NOTES

We have summarized below certain terms of the 3.650% Notes due 2014 (the “2014 Notes”) and the 6.400% Notes due 2020 (the “2020 Notes”), which we refer to in this prospectus supplement collectively as the “Notes.” This summary supplements and amends the general description of the Notes contained in the accompanying prospectus. Any information regarding the Notes contained in this prospectus supplement that is inconsistent with information in the accompanying prospectus will apply and will supersede the inconsistent information in the accompanying prospectus.

You should refer to the Indenture, dated as of October 12, 2006, between us and The Bank of New York Mellon, as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of April 18, 2007, each of which has been filed as an exhibit to the registration statement, and the Eighth Supplemental Indenture and the Ninth Supplemental Indenture, with respect to each series of the Notes, respectively, each to be dated as of December 3, 2010, and to be filed as an exhibit to our Current Report on Form 8-K. The Indenture, as so supplemented, is referred to as the “Indenture” in this prospectus supplement. The following summary, together with the descriptions in the accompanying prospectus, of certain provisions of the Notes and the Indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to all of the provisions of the Notes and the Indenture, including the definitions of terms therein. See “Where You Can Find More Information” in the accompanying prospectus for details on how you may obtain a copy of the Indenture from us.

Each of the 2014 Notes and 2020 Notes will be issued as a separate series of debt securities under the Indenture, as described herein and in the accompanying prospectus.

General

Each series of the Notes will be issued in fully registered form without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will be represented by global Notes (as defined below) registered in the name of The Depository Trust Company (“DTC”) or its nominee.

The Notes will be unsecured obligations of AIG and will rank equally with all of our other existing and future unsecured indebtedness. The Notes will be effectively junior to all of our existing and future secured indebtedness to the extent of the value of the collateral securing the secured indebtedness. See “Risk Factors — Risks Relating to the Notes — The Notes will be unsecured and effectively subordinated to the rights of the FRBNY under the FRBNY Credit Facility” in this prospectus supplement for additional information on this risk. In addition, the Notes will be structurally subordinated to all future and existing obligations of our subsidiaries. See “Risk Factors — Risks Relating to the Notes — We and our subsidiaries have significant leverage and debt obligations, payments on the Notes will depend on receipt of dividends and distributions from our subsidiaries, and the Notes will be structurally subordinated to the existing and future indebtedness of our subsidiaries” in this prospectus supplement for additional information on this risk.

Principal, Maturity and Interest

The 2014 Notes will be issued in an aggregate principal amount of $500,000,000. The 2020 Notes will be issued in an aggregate principal amount of $1,500,000,000. We may, without the consent of the holders of the Notes of a series, increase the principal amount of the Notes of such series by issuing additional notes on the same terms and conditions (except that the issue price and issue date may vary) and with the same CUSIP numbers, ISIN and common code as the Notes of such series being offered by this prospectus supplement. The Notes of such series being offered by this prospectus supplement and any additional notes of the same series would rank equally and ratably and would be treated as a single class for all purposes of the Indenture.

The 2014 Notes will bear interest at the rate of 3.650% per annum and will mature on January 15, 2014. Interest on the 2014 Notes will be payable semi-annually in arrears on each January 15 and July 15, commencing on July 15, 2011, to holders of record on the immediately preceding December 31 and June 30. The 2020 Notes will bear interest at the rate of 6.400% per annum and will mature on December 15, 2020. Interest on the 2020 Notes will be payable semi-annually in arrears on each June 15 and December 15, commencing on June 15, 2011, to holders of record on the immediately preceding May 31 and November 30. Interest on each series of the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. On the maturity date of the Notes, holders will be entitled to receive 100% of the principal amount of the Notes plus accrued and unpaid interest, if any. If any interest payment date or the maturity date of the Notes falls on a day that is not a business day, we will make the required payment on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day. “Business day” for the purposes of the Notes means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

Principal of and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at our office or agency in The City of New York, which initially will be the corporate trust office of the trustee currently located at 101 Barclay Street, New York, New York 10286. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

The Notes do not provide for any sinking fund or permit holders to require us to repurchase the Notes.

For so long as the Notes are in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee. We may issue definitive Notes in the limited circumstances set forth in “— Book Entry System” below.

Optional Redemption

We will have the right to redeem the Notes of either series, in whole or in part, at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or

•	as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date, on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the adjusted treasury rate, plus 50 basis points in relation to the 2014 Notes and 50 basis points in relation to the 2020 Notes, plus, in either case, accrued and unpaid interest thereon to the date of redemption.

The definitions of certain terms used in the paragraph above are listed below.

“Adjusted treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

“Comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

“Quotation agent” means AIG Markets, Inc. or any other firm appointed by us, acting as quotation agent.

“Reference treasury dealer” means:

•	each of Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, or the respective successor of any of them; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer; and

•	any other primary treasury dealer selected by the quotation agent after consultation with us.

“Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 3:30 p.m. on the third business day preceding such redemption date.

If less than all of the Notes of either series are to be redeemed at any time, selection of the Notes of such series for redemption will be made by the trustee on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate, provided that the Notes of such series with a principal amount of $2,000 will not be redeemed in part.

We will give to DTC a notice of redemption at least 30 but not more than 60 days before the redemption date. If either series of Notes is to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof to be redeemed. A new Note of such series in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notice by DTC to its participants and by participants to “street name” holders of indirect interests in the Notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. The redemption may be conditioned upon the occurrence of one or more conditions precedent.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes of such series or portions thereof called for redemption. If a redemption date falls on a day that is not a business day, we will make the required payment on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Limitation on Liens Covenant

We have made a new covenant with respect to the Notes of each series, but not any other existing series of notes issued under the Indenture. Under such covenant, we will not and will not permit any Designated Subsidiary (as defined below) to, directly or indirectly, create, issue, assume, incur or guarantee any indebtedness for money borrowed (other than non-recourse indebtedness) which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future voting stock of a Designated Subsidiary unless the Notes and, if we so elect, any of our other indebtednesses ranking at least pari passu with the Notes, are secured equally and ratably with (or prior to) such other secured indebtedness. For purpose of this covenant, “Designated Subsidiary” means American Home Assurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., and any subsidiary the assets of which exceed 20% of our consolidated assets, to be determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of such determination and in accordance with generally accepted accounting principles as in effect on the last day of such calendar quarter. As of September 30, 2010, AIG Life Holdings (US), Inc. had assets that exceeded 20% of our consolidated assets.

Other than the covenant described above and the provisions described under “Description of Debt Securities AIG May Offer — Special Situations — Mergers and Similar Transactions” in the accompanying prospectus, the Indenture or the Notes do not contain other provisions that afford holders of Notes of either series protection in the event we:

•	engage in a change of control transaction;

•	subject to the covenant discussed above, issue secured debt or secure existing unsecured debt;

•	issue debt securities or otherwise incur additional unsecured indebtedness or other obligations;

•	purchase or redeem or make any payments in respect of capital stock or other securities ranking junior in right of payment to the Notes;

•	sell assets;

•	enter into transactions with related parties, including the Trust, the Department of the Treasury and the FRBNY; or

•	conduct other similar transaction that may adversely affect the holders of the Notes.

See “Risk Factors — Risks Relating to the Notes — The terms of the Notes contain limited protection for holders of the Notes” for a further discussion of the limited protections provided to holders of the Notes.

Defeasance

The defeasance provisions of the Indenture will apply to the Notes. See “Description of Debt Securities AIG May Offer — Defeasance” beginning on page 8 in the accompanying prospectus.

Governing Law

The Indenture and the Notes of each series will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

The Notes of each series will be issued in the form of one or more global certificates, which are referred to as global Notes, registered in the name of DTC or its nominee. Purchasers of the Notes may hold beneficial interests in the global Notes of the applicable series through DTC, or through the accounts that Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) maintain as participants in DTC. For more information concerning DTC and its book-entry system as well as Clearstream and Euroclear, see “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Notes of a series represented by global Notes will be exchangeable for Note certificates representing Notes of such series, registered in the names of owners of beneficial interests in the global Notes of such series, with the same terms and in authorized denominations, only if:

•	the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for the global Notes of such series, and we do not appoint another institution to act as depositary within 90 days;

•	we notify the trustee that we wish to terminate the global Notes of such series; or

•	an event of default has occurred with regard to the Notes of such series and has not been cured or waived.

In any such instance, an owner of a beneficial interest in the global Notes of such series will be entitled to physical delivery of the Notes represented by the global Notes of such series equal in principal amount to that beneficial interest and to have those Notes registered in its name. Notes of such series so issued will be in definitive registered form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes of such series so registered can be transferred by presentation for registration of transfer to the transfer agent at its New York office and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or its attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes of such series.

If a global Note of either series is terminated, only DTC, as depositary, and not we or the trustee, is responsible for deciding the names of the persons in whose names the Notes delivered in exchange will be registered and, therefore, who will be the holders of those Notes.

Concerning the Trustee

The Bank of New York Mellon will initially be the trustee under the Indenture and also the paying agent and the transfer agent and registrar for each series of the Notes. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon or its affiliates. See “Description of Debt Securities AIG May Offer — Our Relationship with the Trustee” beginning on page 10 in the accompanying prospectus.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, the underwriters named below, for whom Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of each series of Notes set forth opposite their names below:

	Principal Amount of	Principal Amount of
Underwriters	2014 Notes	2020 Notes

Barclays Capital Inc.	$100,000,000	$300,000,000
Citigroup Global Markets Inc.	100,000,000	300,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	100,000,000	300,000,000
Morgan Stanley & Co. Incorporated	100,000,000	300,000,000
Nomura International plc	12,500,000	37,500,000
RBC Capital Markets, LLC	12,500,000	37,500,000
Scotia Capital (USA) Inc.	12,500,000	37,500,000
SMBC Nikko Capital Markets Limited	12,500,000	37,500,000
Standard Chartered Bank	12,500,000	37,500,000
Wells Fargo Securities, LLC	12,500,000	37,500,000
Blaylock Robert Van, LLC	4,166,667	12,500,000
CastleOak Securities, L.P.	4,166,667	12,500,000
Kaufman Brothers, L.P.	4,166,667	12,500,000
Lebenthal & Co., LLC	4,166,667	12,500,000
M.R. Beal and Company	4,166,666	12,500,000
Toussaint Capital Partners, LLC	4,166,666	12,500,000

Total	$500,000,000	$1,500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to certain conditions precedent. The underwriters are committed to take and pay for all the Notes being offered, if any are taken.

We have been advised by the representatives of the underwriters that the Notes of each series sold by the underwriters to the public will initially be offered at the respective price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.150% of the principal amount of the 2014 Notes and up to 0.375% of the principal amount of the 2020 Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.100% of the principal amount of the 2014 Notes and up to 0.250% of the principal amount of the 2020 Notes. After the initial offering of the Notes to the public, the underwriters may from time to time change the public offering price and other selling terms.

The following table shows the per Note and total underwriting discounts and commissions to be paid to the underwriters by us. The per Note discount is expressed as a percentage of the principal amount of the Notes.

Per 2014 Note	0.250%
Total	$1,250,000
Per 2020 Note	0.625%
Total	$9,375,000

The Notes of each series are a new issue of securities with no established trading market. We do not intend to list the Notes of either series on any national securities exchange or to include the Notes of either series in any automated quotation system. We cannot assure you that the prices at which the Notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the Notes will develop and continue after this offering. We have been advised by the underwriters that the underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes. See “Risk Factors — Risks Relating to the Notes — The trading market for the Notes may be limited and you may be unable to sell your Notes at a price that you deem sufficient” for a further discussion of this risk.

The underwriters intend to offer the Notes for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the Notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

In order to facilitate the offering of each series of Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of either series of Notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in a series of Notes for their own account. In addition, to cover over-allotments or to stabilize the price of either series of Notes, the underwriters may bid for, and purchase, such Notes on the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing either series of Notes in the offering, if the syndicate repurchases previously distributed Notes of such series in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of each series of Notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We estimate that total out-of-pocket expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $1 million.

We have agreed to indemnify the several underwriters against, and to contribute toward, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. Certain of these relationships involve transactions that are material to us and our affiliates and for which the underwriters have received significant fees. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are also acting as financial advisors to us in connection with the Recapitalization. The underwriters have received, and may in the future receive, customary compensation from us and our subsidiaries for such services.

Standard Chartered Bank will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

SMBC Nikko Capital Markets Limited is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering is within the United States, as facilitated by an affiliated U.S. registered broker-dealer, SMBC Securities, Inc. (“SMBC-SI”), as permitted under applicable law. To that end, SMBC Nikko Capital Markets Limited and SMBC-SI have entered into an agreement pursuant to which SMBC-SI provides certain advisory and/or other services with respect to this offering. In return for the provision of such services by SMBC-SI, SMBC Nikko Capital Markets Limited will pay to SMBC-SI a mutually-agreed fee.

Selling Restrictions

No action has been or will be taken by us that would permit a public offering of either series of the Notes, or possession or distribution of this prospectus supplement or the accompanying prospectus or any other offering or publicity material relating to either series of the Notes, in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, the Notes may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering or publicity material relating to either series of Notes may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of either series of Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of: (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to each series of the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell either series of the Notes by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and

(b) it has not issued and will not issue any advertisement, invitation or document relating to either series of the Notes and has not caused and will not cause such to be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which advertisement, invitation or document relating to such Notes is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

Neither series of the Notes has been or will be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”) and each underwriter has represented and agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that (a) it has not circulated or distributed and will not circulate or distribute this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of either series of the Notes, (b) has not offered or sold and will not offer or sell either series of the Notes, and (c) has not made and will not make either series of the Notes to be the subject of an invitation for subscription or purchase, whether directly or indirectly, in each of the cases of (a) to (c), to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4(A) of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferable within 6 months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Notice to United Kingdom and European Union Investors

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons in (i), (ii) and (iii) above together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents. Persons distributing this document must satisfy themselves that it is lawful to do so.

In any EEA Member State that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus supplement for offers of Notes. Accordingly any person making or intending to make any offer in that Relevant Member State of Notes which are the subject of the placement contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for AIG, any of the Joint Book-Running Managers or any other underwriter to publish a prospectus supplement pursuant to Article 3 of the Prospectus Directive or supplement a prospectus supplement pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. None of AIG, the Joint Book-Running Managers or any other underwriter has authorized, nor do they authorize, the making of any offer of any Notes in circumstances in which an obligation arises for AIG, the Joint Book-Running Managers or any other underwriter to publish or supplement a prospectus supplement for such offer.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires, any Notes in the offering contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each of the Joint Book-Running Managers, each of the other underwriters and AIG that:

(a) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any Notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the Notes acquired by it in the offer hereby have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Joint Book-Running Managers and underwriters has been given to the offer or resale; or (ii) where the Notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those Notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation, the expression an “offer” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has from time to time provided, and may provide in the future, legal services to AIG and its affiliates.

EXPERTS

The consolidated financial statements and the financial statement schedules incorporated into the accompanying prospectus by reference to AIG’s Current Report on Form 8-K dated November 5, 2010 and management’s assessment of the effectiveness of internal control over financial reporting incorporated into the accompanying prospectus by reference to AIG’s Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance upon the report (which report contains an explanatory paragraph relating to AIG’s dependence upon the continued financial support of the U.S. government) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

American International Group, Inc.

Debt Securities
Common Stock
Preferred Stock
Depositary Shares

American International Group, Inc. (AIG) may offer to sell senior debt securities, common stock or preferred stock, either separately or represented, in the case of preferred stock, by depositary shares. Any series of debt securities or preferred stock may be convertible into or exercisable or exchangeable for common stock or another series of preferred stock or other securities of AIG or debt or equity securities of one or more other entities. AIG may offer and sell debt securities, common stock or preferred stock, or in the case of the preferred stock, depositary shares from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering. AIG’s common stock is listed on the New York Stock Exchange and trades under the symbol “AIG”.

AIG may issue all or a portion of the debt securities in the form of one or more permanent global certificates. The common stock and preferred stock will be issued in direct registration form on the books and records of AIG.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in the securities involves certain risks.  See “Risk Factors” referred to on page 1 to read about certain factors you should consider before buying the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AIG may offer and sell these securities directly to or through one or more underwriters, dealers and agents, or directly to purchasers, on an immediate, continuous or delayed basis.

The date of this prospectus is August 9, 2010.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the “Company”, “AIG”, “we”, “our”, “us” and similar references mean American International Group, Inc. and its subsidiaries.

You should rely only on the information contained in this prospectus or any prospectus supplement, including information contained in documents incorporated by reference in this prospectus. AIG has not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. AIG is offering to sell the securities only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is accurate only as of its date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and other publicly available documents, including the documents incorporated herein by reference, may include, and AIG’s officers and representatives may from time to time make projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the outcome of the transactions with the Federal Reserve Bank of New York and the United States Department of the Treasury, the number, size, terms, cost, proceeds and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses), AIG’s long-term business mix which will depend on the outcome of AIG’s asset disposition program, AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets, the separation of AIG’s businesses from AIG parent company, AIG’s ability to retain and motivate its employees and AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include a failure to close transactions contemplated in AIG’s restructuring plan, developments in global credit markets and such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1.A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010; throughout Part I, Item 2.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1.A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, and throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2009 (including Amendment No. 1 on Form 10-K/A filed on March 31, 2010, the “2009 Annual Report on Form 10-K”). AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

AIG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files with the Securities and Exchange Commission (the “SEC”) proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document AIG files at the SEC’s public reference room in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. AIG’s SEC filings are also available to the public through:

•	The SEC’s website at www.sec.gov

•	The New York Stock Exchange, 20 Broad Street, New York, New York 10005

AIG’s common stock is listed on the NYSE and trades under the symbol “AIG”.

AIG has filed with the SEC a registration statement on Form S-3 relating to the securities. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s internet site noted above.

The SEC allows AIG to “incorporate by reference” the information AIG files with the SEC (other than information that is deemed “furnished” to the SEC) which means that AIG can disclose important information to you by referring to those documents, and later information that AIG files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus. AIG incorporates by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until all the securities are sold (except for information in these documents or filings that is deemed “furnished” to the SEC):

(1) Annual Report on Form 10-K for the year ended December 31, 2009 and Amendment No. 1 on Form 10-K/A, filed on March 31, 2010.

(2) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010.

(3) Current Reports on Form 8-K filed on January 25, 2010, January 29, 2010, January 29, 2010, February 5, 2010, February 8, 2010, February 26, 2010, March 5, 2010, March 11, 2010, April 1, 2010, April 2, 2010, April 8, 2010, April 12, 2010, May 7, 2010, May 13, 2010, May 14, 2010, May 17, 2010, May 17, 2010, May 28, 2010, June 3, 2010, July 15, 2010, July 16, 2010, August 2, 2010, August 6, 2010 and August 6, 2010.

(4) The description of common stock in the registration statement on Form 8-A, dated September 20, 1984, filed pursuant to Section 12(b) of the Exchange Act.

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AIG will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from AIG’s Investor Relations Department, 70 Pine Street, New York, New York 10270, telephone 212-770-6293, or you may obtain them from AIG’s corporate website at www.aigcorporate.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

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ABOUT AMERICAN INTERNATIONAL GROUP, INC.

AIG, a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s principal executive offices are located at 70 Pine Street, New York, New York 10270, and its main telephone number is (212) 770-7000. The Internet address for AIG’s corporate website is www.aigcorporate.com. Except for the documents referred to under “Where You Can Find More Information” which are specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

RISK FACTORS

Before investing in any securities offered hereby, you should consider carefully each of the risk factors set forth in Item 1.A. of Part II of AIG’s Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2010, Item 1.A. of Part II of AIG’s Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2010 and Item 1A. of Part I of AIG’s 2009 Annual Report on Form 10-K (see “Where You Can Find More Information” in this prospectus).

USE OF PROCEEDS

Unless otherwise indicated in any prospectus supplement, AIG intends to use the net proceeds from the sale of any securities to repay in part the amount outstanding under the Credit Agreement, dated as of September 22, 2008, as amended, between AIG and the Federal Reserve Bank of New York.

DESCRIPTION OF DEBT SECURITIES AIG MAY OFFER

References to “AIG,” “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities.

Debt Securities Will Be Senior and Unsecured

The senior debt securities will not be subordinated to any of our other obligations or be secured by any of our property or assets or the property or assets of our subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The Senior Debt Indenture

The senior debt securities are governed by a document called an indenture — the senior debt indenture. The senior debt indenture is a contract between AIG and The Bank of New York Mellon, which acts as trustee.

The trustee has two main roles:

1. The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the senior debt indenture or the debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, described below under “— Events of Default — Remedies If an Event of Default Occurs.”

2. The trustee performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder’s debt securities to a new buyer if a holder sells.

The senior debt indenture and its associated documents contain the full legal text of the matters described in this section. The senior debt indenture and the debt securities are governed by New York law. A copy of the senior debt indenture is an exhibit to our registration statement. See “Where You Can Find More Information” above for information on how to obtain a copy.

General

We may issue as many distinct series of debt securities under the senior debt indenture as we wish. The provisions of the senior debt indenture allow us not only to issue debt securities with terms different from those previously issued but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you.

This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences from the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the senior debt indenture, including definitions of certain terms used in the senior debt indenture. In this summary, we describe the meaning of only some of the more important terms. For your convenience, we also include references in parentheses to certain sections of the senior debt indenture. Whenever we refer to particular sections or defined terms of the senior debt indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. You must look to the senior debt indenture for the most complete description of what we describe in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. (Section 101) The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. Some of the risks associated with such debt securities are described below under “Considerations Relating to Indexed Debt Securities and Non-U.S. Dollar Debt Securities.” The prospectus supplement relating to specific debt securities will also describe certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and, if applicable, a pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable per annum, at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of and any premium and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of AIG;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock or other of our securities or the debt or equity securities of third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities or the debt or equity securities of third parties issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $1,000 and any integral multiples thereof, the denominations in which the series of debt securities will be issuable;

•	if other than U.S. dollars, the currency of payment of principal and any premium and interest on debt securities of the series;

•	if the currency of payment for principal and any premium and interest on the series of debt securities is subject to our election or that of a holder, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index used to determine the amount of payment of principal or any premium or interest on the series of debt securities;

•	any covenants we make for the benefit of the series of debt securities;

•	the applicability of the provisions described under “— Defeasance” below;

•	any event of default under the series of debt securities if different from those described under “— Events of Default” below;

•	if the debt securities will be issued in bearer form, any special provisions relating to bearer securities that are not addressed in this prospectus;

•	if the series of debt securities will be issuable only in the form of a global security, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities.

An investment in debt securities may involve special risks, including risks associated with indexed securities and currency-related risks if the debt security is linked to an index or is payable in or otherwise linked to a non-U.S. dollar currency. We describe some of the risks associated with an investment in indexed securities and non-U.S. dollar securities below under “Considerations Relating to Indexed Debt Securities and Non-U.S. Dollar Debt Securities.”

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how holders transfer ownership and where we make payments;

•	Holders’ rights in several Special Situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	Our right to release ourselves from all or some of our obligations under the debt securities and the senior debt indenture by a process called Defeasance; and

•	Holders’ rights if we Default or experience other financial difficulties.

Any covenants that apply to any series of the debt securities will be described in an applicable prospectus supplement.

Additional Mechanics

Form, Exchange and Transfer

Unless we specify otherwise in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 or integral multiples thereof. (Section 302)

If we issue a debt security in bearer form, the ownership provisions and considerations applicable to that security will be described in your prospectus supplement. Some of the features of the debt securities that we describe in this prospectus may not apply to bearer debt securities.

If a debt security is issued as a registered global debt security, only the depositary named in your prospectus supplement will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security. Those who own beneficial interests in a global security do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry procedures and the special provisions that apply to a registered global debt security, the depositary and its participants under “Legal Ownership and Book-Entry Issuance.”

Holders may have their debt securities broken into more debt securities of smaller denominations of not less than $1,000 (or such integral multiple of $1,000 as may be specified in the applicable prospectus supplement) or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

Holders may exchange or transfer debt securities at the office of the trustee. They may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. (Section 305) The transfer agent may require an indemnity before replacing any debt securities.

Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the prospectus supplement.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and will be stated in the prospectus supplement. (Section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to pro rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 101 Barclay Street, New York, New York 10286. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify holders of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices regarding the debt securities only to holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106) We discuss legal ownership of debt securities held in book-entry form below under “Legal Ownership and Book-Entry Issuance.”

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, holders may look to us for payment and not to the trustee or any other paying agent. (Section 1003)

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease our properties and assets substantially as an entirety to another company or firm. However, we may not take any of these actions unless all the following conditions are met:

•	When we merge or consolidate out of existence or sell or lease our properties and assets substantially as an entirety, the other company or firm may not be organized under a foreign country’s laws — that is, it must be a corporation, partnership or trust organized under the laws of a state of the United States or the District of Columbia or under federal law — and it must agree to be legally responsible for the debt securities.

•	The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

If the conditions described above are satisfied with respect to any series of debt securities, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our properties and assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we do not sell our properties and assets substantially as an entirety. It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. Holders of our debt securities, however, will have no approval right with respect to any transaction of this type.

Modification and Waiver of the Debt Securities

There are four types of changes we can make to the senior debt indenture and the debt securities.

Changes Requiring Approval of All Holders.  First, there are changes that cannot be made to the senior debt indenture or the debt securities without specific approval of each holder of a debt security affected in any material respect by the change under the indenture. Affected debt securities may be all or less than all of the debt securities issued under the senior debt indenture or all or less than all of the debt securities of a series. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount debt security) following a default;

•	change the place or currency of payment on a debt security;

•	impair a holder’s right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the senior debt indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the senior debt indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the senior debt indenture. (Section 902)

Changes Requiring a Majority Vote.  The second type of change to the senior debt indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning not less than a majority of the principal amount of the particular series affected or, if so provided and to the extent permitted by the Trust Indenture Act, of particular debt securities affected thereby. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 901) We may also obtain a waiver of a past default from the holders of debt securities owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default or any other aspect of the senior debt indenture or the debt securities listed in the first category described above under “— Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver. (Section 513)

Changes Not Requiring Approval.  The third type of change to the senior debt indenture and the debt securities does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 901)

We may also make changes or obtain waivers that do not adversely affect in any material respect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Further Details Concerning Voting.  When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have given a notice of redemption and deposited or set aside in trust for the holders money for the payment or redemption of the debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “— Defeasance — Full Defeasance.” (Section 1302)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the senior debt indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series of debt securities that vote or action may be taken only by persons who are holders of outstanding debt securities of that series of debt securities on the record date. We or the trustee, as applicable, may shorten or lengthen the period during which holders may take action. (Section 104)

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE SENIOR DEBT INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to each series of debt securities that is denominated in U.S. dollars and has a fixed rate of interest and will apply to other series of debt securities if we so specify in the prospectus supplement. (Section 1301)

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following other arrangements for holders to be repaid:

•	We must deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the obligations pursuant to the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from the restrictive covenants under the debt securities that may be described in the prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of these covenants but would gain the protection of having money and U.S. government or U.S. government agency notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	Deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	Deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, certain provisions of the senior debt indenture and the debt securities would no longer apply:

•	Covenants applicable to the series of debt securities and described in the prospectus supplement.

•	Any events of default relating to breach of those covenants.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. (Sections 1303 and 1304)

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is An Event of Default? The term “Event of Default” means any of the following:

•	We do not pay the principal of or any premium on a debt security within 5 days of its due date.

•	We do not pay interest on a debt security within 30 days of its due date.

•	We do not deposit money in a separate account, known as a sinking fund, within 5 days of its due date.

•	We remain in breach of any covenant or warranty of the senior debt indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs.  If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the senior debt indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series, provided that all other defaults have been cured and all payment obligations have been made current. (Section 502)

You should read carefully the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has the special duties described above, the trustee is not required to take any action under the senior debt indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability called an indemnity. (Section 603) If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the senior debt indenture with respect to the debt securities of that series. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities the following must occur:

•	The holder of the debt security must give the trustee written notice that an event of default has occurred and remains uncured;

•	The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and they must offer reasonable indemnity to the trustee against the costs, expenses and liabilities of taking that action; and

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will give to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the senior debt indenture and the debt securities, or else specifying any default. (Section 1004)

Our Relationship with the Trustee

The Bank of New York Mellon is one of our lenders and from time to time provides other banking services to us and our subsidiaries.

The Bank of New York Mellon serves as the trustee for our debt securities and our subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to either the debt securities offered by this prospectus or any series of subordinated debt securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF COMMON STOCK AIG MAY OFFER

References to “AIG,” “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. Also, in this section, references to “holders” mean those who own common stock registered in their own names, on the books that we maintain for this purpose. When we refer to “you” in this section, we mean those who invest in the securities being offered by this prospectus.

AIG’s authorized capital stock includes 5,000,000,000 shares of common stock (par value $2.50 per share). As of July 30, 2010, there were 135,126,343 shares of common stock outstanding.

All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:

•	dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends (AIG is subject to contractual restrictions on its ability to pay dividends); and

•	in the event of dissolution of AIG, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in AIG’s amended and restated certificate of incorporation.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Authorized but unissued shares of common stock may be issued without shareholder approval.

AIG has adopted direct company registration of its common stock. Holders of shares of common stock will not receive stock certificates evidencing their share ownership. Instead, they will be provided with a statement reflecting the number of shares registered in their accounts.

DESCRIPTION OF PREFERRED STOCK AND DEPOSITARY SHARES AIG MAY OFFER

References to “AIG,” “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. Also, in this section, references to “holders” mean those who own shares of preferred stock or depositary shares, as the case may be, registered in their own names, on the books that we maintain or, in the case of the depositary shares, the depositary maintains for this purpose. When we refer to “you” in this section, we mean those who invest in the securities being offered by this prospectus.

We may issue preferred stock in one or more series. We may also “reopen” a previously issued series of preferred stock and issue additional preferred stock of that series. This section summarizes terms of the preferred stock that apply generally to all series. The description of most of the financial and other specific terms of your series will be in your prospectus supplement. Those terms may vary from the terms described here.

Our authorized capital stock includes 100,000,000 shares of preferred stock, par value $5.00 per share. The preferred stock will be governed by Delaware law. The prospectus supplement with respect to any offered preferred stock will include a description of the preferred stock that may be outstanding as of the date of the prospectus supplement.

The authorized but unissued shares of preferred stock are available for issuance from time to time at the discretion of our board of directors without shareholder approval. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations, the powers, preferences and rights and the qualifications, limitations and restrictions of the series, including:

•	dividend rights;

•	conversion or exchange rights;

•	voting rights;

•	redemption rights and terms;

•	liquidation preferences;

•	sinking fund provisions;

•	the serial designation of the series; and

•	the number of shares constituting the series.

In addition, as described below under “— Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares,” we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts. The rights of holders of preferred stock may be adversely affected by the rights of holders of existing preferred stock or preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose.

Preferred stock will be fully paid and nonassessable when issued, which means that our holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Unless otherwise provided in your prospectus supplement, holders of preferred stock will not have preemptive or subscription rights to acquire more stock of AIG.

All preferred stock will be issued in direct company registration form on the books and records of AIG. Purchasers of shares of preferred stock will be provided with a statement reflecting the number of shares registered in their accounts.

Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares

If we issue depositary shares evidenced by depositary receipts instead of issuing whole individual shares of any series of preferred stock, each depositary share shall represent a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share or multiple of shares of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be AIG, a bank or other financial institutional selected by us and named in the prospectus supplement, as preferred stock depositary, and the holders from time to time of depositary receipts issued under that deposit agreement. Under each deposit agreement, only the name of the person in whose name the depositary shares are registered on the records of the depositary is recognized as the holder of that security.

Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares.

We will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus forms a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” above for information on how to obtain a copy of the form of deposit agreement.

We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary, who will forward those reports and communications to the holders of depositary shares.

CONSIDERATIONS RELATING TO INDEXED DEBT SECURITIES
AND NON-U.S. DOLLAR DEBT SECURITIES

This prospectus and any attached prospectus supplement (including any pricing supplement) do not describe all the risks of an investment in indexed securities. You should consult your own financial and legal advisors about the risks of an investment in indexed securities. If you are unsophisticated with respect to indexed securities, these securities are not an appropriate investment for you.

Indexed Securities

We use the term “indexed securities” to mean debt securities whose value is linked to an underlying asset or index.

The prospectus supplement relating to the indexed securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of the indexed securities you are offered.

An Investment in Indexed Securities Presents Significant Risks Not Associated with Other Types of Securities

An investment in indexed securities presents certain significant risks not associated with other types of securities. If we issue indexed securities, we will describe certain risks associated with any such particular indexed security more fully in the applicable pricing supplement. Indexed securities may present a high level of risk, and you may lose your entire investment if you purchase these types of securities.

The treatment of indexed securities for United States federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed security. Accordingly, you, or your tax adviser, should, in general, be capable of independently evaluating the federal income tax consequences of purchasing an indexed security applicable in your particular circumstances.

Investors in Indexed Securities Could Lose Principal or Interest

The principal amount of an indexed security payable at maturity, the amount of interest payable on an interest payment date, the cash value or physical settlement value of a physically settled debt security, will be determined by reference to one or more of the following:

•	currencies, including baskets or indices of currencies;

•	commodities, including baskets or indices of commodities;

•	securities, including baskets or indices of securities; or

•	any other index or financial measure, including, if permitted by any relevant state or Federal law, the occurrence or non-occurrence of any event or circumstances.

The direction and magnitude of the change in the value of the relevant index will determine one or more of the principal amount of an indexed security payable at maturity, the amount of interest payable on an interest payment date, the cash value or physical settlement value of a physically settled debt security. The terms of a particular indexed security may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, if you invest in an indexed security, you may lose all or a portion of the amount invested in such indexed security and may receive no interest on the security.

Market Price of Indexed Securities Will Be Influenced by Many Unpredictable Factors

Several factors, many of which are beyond our control, will influence the value of indexed securities, including:

•	the market price of the index stock or other property, which we call the reference property;

•	the volatility (frequency and magnitude of changes in price) of the reference property;

•	the dividend rate on the reference property;

•	economic, financial, political, regulatory or judicial events that affect markets generally and which may affect the market price of the reference property;

•	interest and yield rates in the market; and

•	the time remaining until (a) you can exchange your indexed securities for the reference property, (b) we can call the indexed securities and (c) the indexed securities mature.

These factors will influence the price that you will receive if you sell your indexed securities prior to maturity. For example, you may have to sell your indexed securities at a substantial discount from the issue price if the market price of the reference property is at, below or not sufficiently above the price of the reference property at pricing.

You cannot predict the future performance of an index or an indexed security based on its historical performance.

The Issuer of Reference Property Could Take Actions That May Adversely Affect an Indexed Security

The issuer of a stock or other security that serves as the reference property or as part of the reference property for an indexed security will, unless otherwise provided in the pricing supplement, have no involvement in the offer and sale of the indexed security and no obligations to the holder of the indexed security. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holders of our indexed securities. Any of these actions could adversely affect the value of a security indexed to the reference property.

The issuer of the reference property is not involved in the offering of the indexed securities in any way and has no obligation to consider your interest as owner of these indexed securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for an indexed security will go to a third-party issuer.

An Indexed Security May Be Linked to a Volatile Index, Which Could Hurt Your Investment

Certain indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The expected principal amount payable at maturity, the amount of interest payable on an interest payment date, the cash value or physical settlement value of a physically settled debt security may vary substantially from time to time. Because the amount payable on an indexed security is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed securities may be adversely affected by a fluctuation in the level of the relevant index.

The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of an indexed security.

An Index to Which a Security is Linked Could Be Changed or Become Unavailable

Certain indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. Such an alteration may result in a decrease in the value of or return on an indexed security which is linked to such index.

An index may become unavailable due to such factors as war, natural disasters, cessation of publication of the index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such index. If an index becomes unavailable, the determination of the amount payable on an indexed security may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant index to be used. An alternative method of valuation may result in a decrease in the value of or return on an indexed security.

Certain indexed securities are linked to indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such a security is subject. In addition, there may be less trading in such indices or instruments underlying such indices, which could increase the volatility of such indices and decrease the value of or return on indexed securities relating to them.

You Have No Rights With Respect to the Reference Property

As an owner of indexed securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to reference property.

We May Engage in Hedging Activities that Could Adversely Affect the Value of an Indexed Security

In order to hedge an exposure on a particular indexed security, we may, directly or through subsidiaries of AIG, enter into transactions involving the currencies, commodities, securities, or other financial instruments that underlie the index for that security, or derivative instruments, such as options, on those currencies, commodities, securities, or other financial instruments. Transactions of this kind could affect the value of the indexed security in a manner adverse to the investor.

You Have No Right to Any of Our Hedging Profits

As discussed in the paragraph just above this one, we may engage in activities to hedge our exposure under an indexed security. We may have profits or losses from these hedging activities. It is possible that we could achieve substantial profits from our hedging transactions while the value of the indexed security may decline. The holders of an indexed security will have no right to any such profit.

Information About Indices May Not Be Indicative of Future Performance

If we issue an indexed security, we may include historical information about the relevant index in the applicable pricing supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

We May Have Conflicts of Interest Regarding an Indexed Security

Subsidiaries of AIG may have conflicts of interest with respect to some indexed securities. Subsidiaries of AIG may engage in trading, including trading for hedging purposes, for their proprietary accounts or for other accounts under their management, in indexed securities and in the currencies, commodities, securities, or other financial instruments on which the index is based or in other derivative instruments related to the index. These trading activities could adversely affect the value of indexed securities. We and the subsidiaries of AIG may also issue securities or derivative instruments that are linked to the same index as one or more indexed securities. By introducing competing products into the marketplace in this manner, we could adversely affect the value of an indexed security.

To the extent that one or more of the subsidiaries of AIG calculates or compiles a particular index or serves as calculation agent with respect to an indexed security, it may have considerable discretion in performing the calculation or compilation. Exercising discretion in this manner could adversely affect the value of or the rate of return on an indexed security based on such index.

Non-U.S. Dollar Debt Securities

This prospectus and any attached prospectus supplement (including any pricing supplement) do not describe all the risks of an investment in debt securities denominated in a currency other than U.S. dollars. You should consult your own financial and legal advisors about the risks of an investment in debt securities denominated in a currency, including any composite currency, other than U.S. dollars. If you are unsophisticated with respect to foreign currency transactions, these debt securities are not an appropriate investment for you.

The information set forth in this prospectus is applicable to you only if you are a U.S. resident. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments on the debt securities. If you are not a U.S. resident, you should consult your own financial and legal advisors with regard to such matters.

Information About Exchange Rates May Not Be Indicative of Future Performance

With respect to any debt security denominated in a currency other than U.S. dollars, the applicable pricing supplement may include a currency supplement on the applicable specified currency. A currency supplement may include historical exchange rates for the specified currency. Information concerning exchange rates is furnished as a matter of information only. You should not regard such information as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

An Investment in a Non-U.S. Dollar Debt Security Involves Currency-Related Risks

If you invest in debt securities that are denominated in a currency other than U.S. dollars, your investment may be subject to significant risks that are not associated with a similar investment in a debt security denominated in U.S. dollars. These risks include, for example, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. These risks depend on events over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

In recent years, rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may be expected to continue. Fluctuations in currency exchange rates could adversely affect an investment in a debt security with a specified currency other than dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the dollar-equivalent value of payments on the debt security, including the principal payable at maturity or the settlement value payable upon exercise. That in turn could cause the market value of the debt security to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in a Non-U.S. Dollar Debt Security

Currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar-denominated debt securities is that their U.S. dollar-equivalent yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-dollar debt security or elsewhere could lead to significant and sudden changes in the exchange rate between the dollar and the specified currency. These changes could affect the U.S. dollar equivalent value of the debt security as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to those developments.

Governments have imposed from time to time and may in the future impose exchange controls or other conditions with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a debt security at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payments are made, or to convert the currency at a freely determined market rate could be limited by governmental actions.

Non-U.S. Dollar Debt Securities Will Permit Us to Make Payments in Dollars if We Are Unable to Obtain the Specified Currency

Debt securities payable in a currency other than U.S. dollars will provide that, if the other currency is not available to us at or about the time when a payment on the debt securities comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars. These circumstances could include the imposition of exchange controls or our inability to obtain the currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use may be for a date substantially before the payment date. As a result, the amount of dollars an investor would receive on the payment date may not reflect currency market conditions at the time of payment.

Payments Due in Other Currencies May Be Made From an Overseas Bank

Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. Accordingly, payments on debt securities made in a specified currency other than U.S. dollars are likely to be made from an account with a bank located in the country issuing the specified currency.

We Will Not Adjust Non-U.S. Dollar Debt Securities to Compensate for Changes in Currency Exchange Rates

Except as described in your prospectus supplement, we will not make any adjustment or change in the terms of a debt security payable in a currency other than U.S. dollars in the event of any change in exchange rates for that currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in non-U.S. dollar debt securities will bear the risk that their investment may be adversely affected by these types of events.

In a Lawsuit for Payment on a Non-Dollar Debt Security, an Investor May Bear Currency Exchange Risk

The debt securities we are offering will be governed by New York law. Under New York law, a New York state court rendering a judgment on a debt security denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a debt security denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time.

In courts outside of New York, investors may not be able to obtain a judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-U.S. dollar debt security in many other federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular security is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

References to “AIG”, “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. In this section, we describe special considerations that will apply to registered securities issued in global — i.e., book-entry — form. First, we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities. When we use the term “securities” in this section, we mean the debt securities we may offer with this prospectus.

Who is the Legal Owner of a Registered Security?

Each debt security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing such securities. We refer to those who have securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Unless otherwise noted in your prospectus supplement, we will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under the senior debt indenture, only the person in whose name a security is registered on the records of the registrar is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary described below under “— What is a Global Security?” as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to that depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

We may terminate an existing global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under the senior debt indenture and the obligations, if any, of any third parties employed by us or the trustee, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the senior debt indenture for a series of securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

Unless otherwise noted in the applicable pricing supplement, we will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more. Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	Euroclear System, which is known as “Euroclear”;

•	Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non- Global Security: Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “— Who is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. Neither we nor the trustee supervise the depositary in any way;

•	The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your bank, broker or other financial institution may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions, to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security;

•	if we determine and notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to these securities and has not been cured or waived.

If a global security is terminated, only the depositary, and not we or the trustee for any securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to DTC

DTC has informed us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual acquirer of new securities is in turn to be recorded on the direct and indirect participants’ records, including Euroclear and Clearstream. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities, except in the limited circumstances described above under “— Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated.”

To facilitate subsequent transfers, the securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the securities. If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the relevant trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations Relating to Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other financial institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

CONSIDERATIONS RELATING TO DEBT SECURITIES ISSUED IN BEARER FORM

References to “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. If we issue debt securities in bearer, rather than registered, form, those debt securities will be subject to special provisions described in this section. This section primarily describes provisions relating to debt securities issued in bearer form. Other provisions may apply to securities of other kinds issued in bearer form. To the extent the provisions described in this section are inconsistent with those described elsewhere in this prospectus, they supersede those described elsewhere with regard to any bearer debt securities. Otherwise, the relevant provisions described elsewhere in this prospectus will apply to bearer debt securities. Recent legislation provides rules that, once effective, will subject the holders of certain securities not issued in registered form to certain sanctions. Such rules, if effective, will be described in the applicable prospectus supplement. Please consult your tax advisor concerning the consequences of owning these securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

Temporary and Permanent Bearer Global Debt Securities

If we issue debt securities in bearer form, and unless otherwise noted in the applicable pricing supplement, all debt securities of the same series and kind will initially be represented by a temporary bearer global debt security, which we will deposit with a common depositary for Euroclear and Clearstream. Euroclear and Clearstream will credit the account of each of their subscribers with the amount of debt securities the subscriber purchases. We will promise to exchange the temporary bearer global debt security for a permanent bearer global debt security, which we will deliver to the common depositary upon the later of the following two dates:

•	the date that is 40 days after the later of (a) the completion of the distribution of the debt securities as determined by the underwriter, dealer or agent and (b) the closing date for the sale of the debt securities by us; we may extend this date as described below under “— Extensions For Further Issuances”; and

•	the date on which Euroclear and Clearstream provide us or our agent with the necessary tax certificates described below under “— U.S. Tax Certificate Required.”

Unless we say otherwise in the applicable prospectus supplement, owners of beneficial interests in a permanent bearer global debt security will be able to exchange those interests at their option, in whole but not in part, for:

•	non-global debt securities in bearer form with interest coupons attached, if applicable; or

•	non-global debt securities in registered form without coupons attached.

A beneficial owner will be able to make this exchange by giving us or our designated agent 60 days’ prior written notice in accordance with the terms of the debt securities.

Extensions For Further Issuances

Without the consent of the trustee, any holders or any other person, we may issue additional debt securities identical to a prior issue from time to time. If we issue additional debt securities before the date on which we would otherwise be required to exchange the temporary bearer global debt security representing the prior issue for a permanent bearer global debt security as described above, that date will be extended until the 40th day after the completion of the distribution and the closing, whichever is later, for the additional debt securities. Extensions of this kind may be repeated if we sell additional identical debt securities. As a result of these extensions, beneficial interests in the temporary bearer global debt security may not be exchanged for interests in a permanent bearer global debt security until the 40th day after the additional debt securities have been distributed and sold.

U.S. Tax Certificate Required

We will not pay or deliver interest or other amounts in respect of any portion of a temporary bearer global debt security unless and until Euroclear or Clearstream delivers to us or our agent a tax certificate with regard to the owners of the beneficial interests in that portion of the global debt security or a debt security in any other form. Also, we will not exchange any portion of a temporary bearer global debt security for a permanent bearer global debt security unless and until we receive from Euroclear or Clearstream a tax certificate with regard to the owners of the beneficial interests in the portion to be exchanged. In each case, this tax certificate must state that each of the relevant owners:

•	is not a United States person, as defined below under “— Limitations on Issuance of Bearer Debt Securities;”

•	is a foreign branch of a United States financial institution purchasing for its own account or for resale, or is a United States person who acquired the debt security through a financial institution of this kind and who holds the debt security through that financial institution on the date of certification, provided in either case that the financial institution provides a certificate to us or the distributor selling the debt security to it stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the U.S. Internal Revenue Code and the U.S. Treasury Regulations under that Section; or

•	is a financial institution holding for purposes of resale during the “restricted period,” as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution of this kind, whether or not it is also described in either of the two preceding bullet points, must certify that it has not acquired the debt security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

The tax certificate must be signed by an authorized person satisfactory to us.

No one who owns an interest in a temporary bearer global debt security will receive payment or delivery of any amount or property in respect of its interest, and will not be permitted to exchange its interest for an interest in a permanent bearer global debt security or a debt security in any other form, unless we or our agent have received the required tax certificate on its behalf.

Special requirements and restrictions imposed by United States federal tax laws and regulations will apply to bearer debt securities. We describe these below under “— Limitations on Issuance of Bearer Debt Securities.”

Legal Ownership of Bearer Debt Securities

Debt securities in bearer form are not registered in any name. Whoever is the bearer of the certificate representing a debt security in bearer form is the legal owner of that debt security. Legal title and ownership of bearer debt securities will pass by delivery of the certificates representing the debt securities. Thus, when we use the term “holder” in this prospectus with regard to bearer debt securities, we mean the bearer of those debt securities.

The common depositary for Euroclear and Clearstream will be the bearer, and thus the holder and legal owner, of both the temporary and permanent bearer global debt securities described above. Investors in those debt securities will own beneficial interests in the debt securities represented by those global debt securities; they will be indirect beneficial owners, not holders or legal owners, of the debt securities.

As long as the common depositary is the bearer of any bearer debt security in global form, the common depositary will be considered the sole legal owner and holder of the debt securities represented by the bearer debt security in global form. Ownership of beneficial interests in any bearer debt security in global form will be shown on records maintained by Euroclear or Clearstream, as applicable, or by the common depositary on their behalf, and by the direct and indirect participants in their systems, and ownership interests can be held and transferred only through those records. We will pay any amounts owing with respect to a bearer global debt security only to the common depositary.

Neither we, the trustee nor any of our agents will recognize any owner of indirect interests as a holder or legal owner. Nor will we, the trustee or any of our agents have any responsibility for the ownership records or practices of Euroclear or Clearstream, the common depositary or any direct or indirect participants in those systems or for any payments, transfers, deliveries, notices or other transactions within those systems, all of which will be subject to the rules and procedures of those systems and participants. If you own an indirect interest in a bearer global debt security, you must look only to the common depositary for Euroclear or Clearstream, and to their direct and indirect participants through which you hold your interest, for your ownership rights. You should read the section above entitled “Legal Ownership and Book-Entry Issuance” for more information about holding interests through Euroclear and Clearstream.

Payment and Exchange of Non-Global Debt Bearer Securities

Payments and deliveries owing on non-global bearer debt securities will be made, in the case of interest payments, only to the holder of the relevant coupon after the coupon is surrendered to the paying agent. In all other cases, payments and deliveries will be made only to the holder of the certificate representing the relevant debt security after the certificate is surrendered to the paying agent. The paying agent for bearer debt securities will be named in the applicable prospectus supplement.

Non-global bearer debt securities, with all unmatured coupons relating to the debt securities, if any, may be exchanged for a like aggregate amount of registered debt securities of like kind. However, we will not issue bearer debt securities in exchange for any registered securities.

Replacement certificates and coupons for non-global bearer debt securities will not be issued in lieu of any lost, stolen, destroyed or mutilated certificates and coupons unless we and our transfer agent receive evidence of the loss, theft, destruction or mutilation, and an indemnity against liabilities, satisfactory to us and our agent. Upon redemption or any other settlement before the stated maturity or expiration, as well as upon any exchange, of a non-global bearer debt security, the holder will be required to surrender all unmatured coupons to us or our designated agent. If any unmatured coupons are not surrendered, we or our agent may deduct the amount of interest relating to those coupons from the amount otherwise payable or deliverable or we or our agent may demand an indemnity against liabilities satisfactory to us and our agent.

We may make payments, deliveries and exchanges in respect of bearer debt securities in global form in any manner acceptable to us and the depositary.

Notices

If we are required to give notice to the holders of bearer debt securities, we will do so in the manner prescribed by any securities exchange on which the bearer debt securities are listed or, if the bearer debt securities are not listed on a securities exchange, we will give notice in the manner prescribed by the bearer debt securities. If the bearer debt securities do not prescribe the manner for giving notice, then we will determine, in our sole judgment, the manner in which we shall give notice.

We may give any required notice with regard to bearer debt securities in global form to the common depositary for the debt securities, in accordance with its applicable procedures.

Limitations on Issuance of Bearer Debt Securities

In compliance with United States federal income tax laws and regulations, bearer debt securities, including bearer debt securities in global form, will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, dealers or agents participating in the offerings of bearer debt securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any bearer debt securities or during the restricted period applicable under the Treasury Regulations cited earlier, offer, sell, resell or deliver, directly or indirectly, any bearer debt securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above.

In addition, any underwriters, dealers or agents must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer debt securities are aware of the above restrictions on the offering, sale, resale or delivery of bearer debt securities.

We will make payments on bearer debt securities only outside the United States and its possessions except as permitted by the applicable Treasury Regulations described above.

Bearer debt securities and any coupons will bear the following legend:

“Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code.”

The sections referred to in this legend provide that, with certain limited exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of that bearer debt security or coupon.

As used in this section entitled “Considerations Relating To Debt Securities Issued In Bearer Form,” “United States person” means a person that is, for U.S. federal income tax law purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any State of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

“United States” means the United States of America, including the States and the District of Columbia, and “possessions” of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

UNITED STATES TAXATION CONSIDERATIONS

This section describes the material United States federal income tax consequences of owning certain of the debt securities, preferred stock and depositary shares we are offering. The material United States federal income tax consequences of owning the debt securities described below under “— Taxation of Debt Securities — United States Holders — Indexed and Other Debt Securities,” and of owning preferred stock that may be convertible into or exercisable or exchangeable for securities or other property will be described in the applicable prospectus supplement. This section is the opinion of Sullivan & Cromwell LLP. It applies to you only if you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person that owns debt securities, preferred stock or depositary shares that are a hedge or that are hedged against interest rate or currency risks;

•	a person subject to the alternative minimum tax;

•	a person that owns debt securities, preferred stock or depositary shares as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the debt securities, preferred stock or depositary shares, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding debt securities, preferred stock or depositary shares should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities, preferred stock or depositary shares.

Please consult your own tax advisor concerning the consequences of owning these securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

You are a United States holder if you are a beneficial owner of a debt security, preferred stock or depositary shares, and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You are a United States alien holder if you are the beneficial owner of a debt security, preferred stock or depositary shares, and you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security, preferred stock or depositary shares.

Taxation of Debt Securities

This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the debt securities we are offering, other than the debt securities described below under “— United States Holders — Indexed and Other Debt Securities,” which will be described in the applicable prospectus supplement. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in the applicable prospectus supplement.

United States Holders

Payments of Interest

Except as described below in the case of interest on an original issue discount debt security that is not qualified stated interest, each as defined below under “— Original Issue Discount,” you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a non-U.S. dollar currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Cash Basis Taxpayers

If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a non-U.S. dollar currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers

If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a non-U.S. dollar currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the United States Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a non-U.S. dollar currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as an original issue discount debt security if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed below under “— Variable Rate Debt Securities.”

In general, your debt security is not an original issue discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 0.25 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount.” You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made divided by:

•	the stated principal amount of the debt security.

Generally, if your original issue discount debt security matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of original issue discount that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of original issue discount in income over the life of your debt security. More specifically, you can calculate the amount of original issue discount that you must include in income by adding the daily portions of original issue discount with respect to your original issue discount debt security for each day during the taxable year or portion of the taxable year that you hold your original issue discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period. You may select an accrual period of any length with respect to your original issue discount debt security and you may vary the length of each accrual period over the term of your original issue discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the original issue discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of original issue discount allocable to an accrual period by:

•	multiplying your original issue discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the original issue discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your original issue discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your original issue discount debt security’s issue price and any accrued original issue discount for each prior accrual period; and then

•	subtracting any payments previously made on your original issue discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your original issue discount debt security contains more than one accrual period, then, when you determine the amount of original issue discount allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of original issue discount allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of original issue discount allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest; and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium

If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above, the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount,” then you must reduce the daily portions of original issue discount by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest

An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption

Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of original issue discount, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount

You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above, with the modifications described below. For purposes of this election, interest will include stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost;

•	the issue date of your debt security will be the date you acquired it; and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the United States Internal Revenue Service.

Variable Rate Debt Securities

Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates;

•	a single fixed rate and one or more qualified floating rates;

•	a single objective rate; or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35; or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and original issue discount accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and original issue discount accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities

In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue original issue discount, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue original issue discount on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include original issue discount in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued original issue discount, which will be determined on a straight-line basis unless you make an election to accrue the original issue discount under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue original issue discount on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of original issue discount subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Non-U.S. Dollar Currency Original Issue Discount Debt Securities

If your original issue discount debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you must determine original issue discount for any accrual period on your original issue discount debt security in the non-U.S. dollar currency and then translate the amount of original issue discount into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described above under “— Payments of Interest.” You may recognize ordinary income or loss when you receive an amount attributable to original issue discount in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above; and

•	the difference between the debt security’s stated redemption price at maturity or, in the case of an original issue discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than 0.25 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any original issue discount that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of an original issue discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than 0.25 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the United States Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you will compute your amortizable bond premium in units of the non-U.S. dollar currency and your amortizable bond premium will reduce your interest income in units of the non-U.S. dollar currency. Gain or loss recognized that is attributable to changes in foreign currency exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the United States Internal Revenue Service. See also “— Original Issue Discount — Election to Treat All Interest as Original Issue Discount.”

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any original issue discount or market discount previously included in income with respect to your debt security; and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with non-U.S. dollar currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable U.S. Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in non-U.S. dollar currency, the amount you realize will be the U.S. dollar value of such amount on the date the debt security is disposed of or retired, except that in the case of a debt security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the specified currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “— Original Issue Discount — Short-Term Debt Securities” or “— Market Discount;”

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive non-U.S. dollar currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the non-U.S. dollar currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase non-U.S. dollar currency, you generally will have a tax basis equal to the U.S. dollar value of the non-U.S. dollar currency on the date of your purchase. If you sell or dispose of a non-U.S. dollar currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed and Other Debt Securities

The applicable prospectus supplement will discuss the material United States federal income tax rules with respect to contingent non-U.S. dollar currency debt securities, debt securities that may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of AIG parent or debt or equity securities of one or more third parties, debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities, any renewable and extendible debt securities and any debt securities providing for the periodic payment of principal over the life of the debt security.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its interest income and its net gains from the disposition of the debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are advised to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security or coupon:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including original issue discount, to you if, in the case of payments of interest:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	in the case of a debt security other than a bearer debt security, the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

•	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person;

•	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a person who is not a United States person;

•	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

•	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

•	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service); or

•	a U.S. branch of a non-United States bank or of a non-United States insurance company;

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a person who is not a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the debt securities in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service);

•	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business:

•	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you; and

•	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form; or

•	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a person who is not a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the debt securities in accordance with U.S. Treasury regulations; and

•	in the case of a bearer debt security, the debt security is offered, sold and delivered in compliance with the restrictions described above under “Considerations Relating to Securities Issued in Bearer Form” and payments on the debt security are made in accordance with the procedures described above under that section; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security or coupon.

Further, a debt security or coupon held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death; and

•	the income on the debt security would not have been effectively connected with a U.S. trade or business of the decedent at the same time.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Pursuant to Treasury regulations, United States taxpayers must report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Backup Withholding and Information Reporting

United States Holders.  In general, if you are a noncorporate United States holder, we and other payors are required to report to the United States Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of original issue discount on an original issue discount debt security. In addition, we and other payors are required to report to the United States Internal Revenue Service any payment of proceeds of the sale of your debt security before maturity within the United States. Additionally, backup withholding will apply to any payments, including payments of original issue discount, if you fail to provide an accurate taxpayer identification number, or you are notified by the United States Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Pursuant to recently enacted legislation, certain payments in respect of the debt securities made to corporate U.S. Holders after December 31, 2011 may be subject to information reporting and backup withholding.

United States Alien Holders.  In general, if you are a United States alien holder, payments of principal, premium or interest, including original issue discount, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person; or

•	other documentation upon which it may rely to treat the payment as made to a person who is not a United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the debt securities in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a person who is not a United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Taxation of Preferred Stock and Depositary Shares

This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the preferred stock and depositary shares that we may offer other than preferred stock that may be convertible into, or exercisable or exchangeable for, securities or other property, which will be described in the applicable prospectus supplement. When we refer to preferred stock in this subsection, we mean both preferred stock and depositary shares.

United States Holders

Distributions on Preferred Stock

You will be taxed on distributions on preferred stock as dividend income to the extent paid out of our current or accumulated earnings and profits for United States federal income tax purposes. If you are a noncorporate United States holder, dividends paid to you in taxable years beginning before January 1, 2011 will be taxable to you at a maximum rate of 15%, provided that you hold your shares of preferred stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold your shares of preferred stock for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date) and meet other holding period requirements. If you are taxed as a corporation, except as described in the next subsection, dividends would be eligible for the 70% dividends-received deduction.

You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the preferred stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the preferred stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in the preferred stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

Limitations on Dividends-Received Deduction

Corporate shareholders may not be entitled to take the 70% dividends-received deduction in all circumstances. Prospective corporate investors in preferred stock should consider the effect of:

•	Section 246A of the Internal Revenue Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock;

•	Section 246(c) of the Internal Revenue Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

•	Section 1059 of the Internal Revenue Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined below) that is eligible for the dividends-received deduction.

Extraordinary Dividends

If you are a corporate shareholder, you will be required to reduce your tax basis (but not below zero) in the preferred stock by the nontaxed portion of any “extraordinary dividend” if you have not held your stock for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend on the preferred stock generally would be a dividend that:

•	equals or exceeds 5% of the corporate shareholder’s adjusted tax basis in the preferred stock, treating all dividends having ex-dividend dates within an 85 day period as one dividend; or

•	exceeds 20% of the corporate shareholder’s adjusted tax basis in the preferred stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

In determining whether a dividend paid on the preferred stock is an extraordinary dividend, a corporate shareholder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the company, regardless of the stockholder’s holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate shareholder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

If you are a corporate shareholder, please consult your tax advisor with respect to the possible application of the extraordinary dividend provisions of the federal income tax law to your ownership or disposition of preferred stock in your particular circumstances.

Redemption Premium

If we may redeem your preferred stock at a redemption price in excess of its issue price, the entire amount of the excess may constitute an unreasonable redemption premium which will be treated as a constructive dividend. You generally must take this constructive dividend into account each year in the same manner as original issue discount would be taken into account if the preferred stock were treated as an original issue discount debt security for United States federal income tax purposes. See “— Taxation of Debt Securities — United States Holders — Original Issue Discount” above for a discussion of the special tax rules for original issue discount. A corporate shareholder would be entitled to a dividends-received deduction for any constructive dividends unless the special rules denying a dividends-received deduction described above in “— Limitations on Dividends-Received Deduction” apply. A corporate shareholder would also be required to take these constructive dividends into account when applying the extraordinary dividend rules described above. Thus, a corporate shareholder’s receipt of a constructive dividend may cause some or all stated dividends to be treated as extraordinary dividends. The applicable prospectus supplement for preferred stock that is redeemable at a price in excess of its issue price will indicate whether tax counsel believes that a shareholder must include any redemption premium in income.

Sale or Exchange of Preferred Stock Other Than by Redemption

If you sell or otherwise dispose of your preferred stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the preferred stock. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Redemption of Preferred Stock

If we are permitted to and redeem your preferred stock, it generally would be a taxable event. You would be treated as if you had sold your preferred stock if the redemption:

•	results in a complete termination of your stock interest in us;

•	is substantially disproportionate with respect to you; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account.

If we redeem your preferred stock in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the preferred stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the preferred stock for more than one year.

If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current or accumulated earnings and profits. Any amount in excess of our current and accumulated earnings and profits would first reduce your tax basis in the preferred stock and thereafter would be treated as capital gain. If a redemption of the preferred stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the treatment of your basis in the redeemed preferred stock.

Special rules apply if we redeem preferred stock for our debt securities. We will discuss these rules in an applicable prospectus supplement if we have the option to redeem your preferred stock for our debt securities.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its dividend and its net gains from the disposition of the preferred stock and depositary shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are advised to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the preferred stock and depositary shares.

United States Alien Holders

Except as described below, if you are a United States alien holder of preferred stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are not a United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate United States alien holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Preferred Stock

If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of preferred stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold the preferred stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the relevant class of preferred stock and you are not eligible for any treaty exemption.

If you are a corporate United States alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

Preferred stock held by a United States alien holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

Backup Withholding and Information Reporting

United States Holders.  In general, if you are a non-corporate United States holder, dividend payments, or other taxable distributions, made on your preferred stock, as well as the payment of the proceeds from the sale or redemption of your preferred stock that are made within the United States will be subject to information reporting requirements. Additionally, backup withholding will apply to such payments if you are a non-corporate United States holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

If you sell your preferred stock outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to you outside the United States, then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your preferred stock through a non-U.S. office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

Pursuant to recently enacted legislation, certain payments in respect of the preferred stock and depositary shares made to corporate U.S. Holders after December 31, 2011 may be subject to information reporting and backup withholding.

United States Alien Holders.  If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments; and

•	the payment of the proceeds from the sale of preferred stock effected at a United States office of a broker;

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of preferred stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of preferred stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of preferred stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

• a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities offered hereunder. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the securities that we may offer by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of a security offered hereunder. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the securities offered hereby, provided that neither the issuer of the securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied. The assets of a Plan may include the assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.

Any purchaser or holder of any security offered hereunder or any interest therein will be deemed to have represented by its purchase and holding of the security that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the security on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the security will not constitute or result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the securities offered hereunder on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the securities offered hereunder have exclusive responsibility for ensuring that their purchase and holding of the securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any security offered hereunder to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

VALIDITY OF THE SECURITIES

Unless otherwise specified in any prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and the validity of the securities will be passed upon for any underwriters or agents by counsel named in your prospectus supplement.

EXPERTS

The consolidated financial statements and the financial statement schedules incorporated into this prospectus by reference to AIG’s Current Report on Form 8-K dated August 6, 2010 and management’s assessment of the effectiveness of internal control over financial reporting incorporated into this prospectus by reference to AIG’s Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to AIG’s dependence upon the continued financial support of the U.S. government) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$2,000,000,000

American International Group, Inc.

$500,000,000 3.650% Notes Due 2014
$1,500,000,000 6.400% Notes Due 2020

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Barclays Capital

Citi

Morgan Stanley

November 30, 2010